UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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CEDAR FAIR, L.P.
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One Cedar Point Drive

Sandusky, Ohio 44870-5259

NOTICE OF ANNUAL MEETING OF LIMITED PARTNER UNITHOLDERS

The annual meeting of the limited partner unitholders of Cedar Fair, L.P. will be held on Wednesday, June 5, 2019 at 9:00 a.m. (EDT) at The Westin Cincinnati, 21 E. 5th Street, Cincinnati, Ohio. All unitholders are invited to attend the meeting. The meeting is called for the following purposes:

1.	To elect three (3) Class I Directors of the general partner to serve for a three-year term expiring in 2022 from those nominees nominated in accordance with our Partnership Agreement.

2.	To confirm the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.

3.	To hold an advisory vote to approve the compensation of our named executive officers.

4.	To transact such other business as may properly come before the meeting.

Only limited partners who held units as of the close of business on April 8, 2019 are entitled to notice of and to vote at the annual meeting and at any adjournments or postponements of the meeting.

By Order of the Board of Directors,

CEDAR FAIR MANAGEMENT, INC.

Richard A. Zimmerman

President and Chief Executive Officer

Sandusky, Ohio

April 25, 2019

Your vote is important and we encourage you to vote promptly, even if you plan to attend the annual meeting. You may vote your units via a toll-free telephone number or over the Internet or you may sign, date and mail the proxy card in the envelope provided. If you attend the meeting, you may revoke the proxy and vote in person on all matters brought before the meeting.

2019 PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary is part of the proxy statement but does not contain all of the information that you should consider. Please carefully read the entire proxy statement before voting.

2019 Annual Meeting Information

Date and Time:	Wednesday, June 5, 2019 at 9:00 A.M. EDT

Place:	The Westin Cincinnati, 21 E. 5th Street, Cincinnati, Ohio

Record Date:	April 8, 2019

Voting:	Each holder of record of limited partner units as of the record date is entitled to cast one vote per unit on each of the proposals.

We encourage you to vote promptly, even if you plan to attend the Annual Meeting.

You may vote your units via a toll-free telephone number or over the Internet or you may sign, date and mail the proxy card in the envelope provided.

More information on the voting process and requirements is available on pages 6-7.

Admission:

Attendees must present a personal form of identification, and if you hold units through a brokerage account, bank or other nominee, you must present a recent statement or other proof of ownership to be admitted.

Proposals and Board Recommendations

Proposal	Board Voting Recommendation	Page Reference (for more detail)
1. Elect Three (3) Class I Directors	FOR	8
2. Confirm appointment of Deloitte & Touche LLP as our independent registered public accounting firm	FOR	13
3. Advisory approval of compensation of our named executive officers	FOR	14

CEDAR FAIR, L.P. | 2019 Proxy Statement / 1

2018 Financial and Operating Highlights

In 2018, we achieved our ninth consecutive year of record net revenues, up 2% from 2017 to $1.35 billion in 2018. We increased all three core revenue metrics of attendance (up 1%), in-park per capita spending (up 1%) and out-of-park revenues (up 6%). We achieved Adjusted EBITDA (1) of $468 million, representing a 2% decline from the Adjusted EBITDA achieved in the prior year. In addition, we increased our annualized cash distribution (2) 4% to $3.70 per limited partner unit for 2019. We also introduced a number of major attractions, including the introduction of four ground-breaking roller coasters at Cedar Point, Knott’s Berry Farm, California’s Great America and Kings Dominion, and the expansion of family attractions at Carowinds. We also extended the operating season at Kings Dominion to include a new WinterFest holiday event, and we enhanced Cedar Point’s resort accommodations by opening a new five-story addition to Hotel Breakers.

Net revenues $1.35 billion Up 2% from 2017	Attendance 25.9 million Up 1% from 2017	In-Park Per Capita Spending $47.69 Up 1% from 2017	Adjusted EBITDA (1) $468 million Down 2% from 2017	Annualized Cash Distribution (2) $3.70 Up 4% from 2017

(1)

See Item 6, “Selected Financial Data,” on page 16 of the Company’s Form 10-K for fiscal 2018 for additional information regarding Adjusted EBITDA, including how we define and use Adjusted EBITDA, as well as a reconciliation from net income.

(2)	Calculated by annualizing the quarterly distribution rate approved by the Board in October 2018.

Board Overview and Governance Highlights (3)

BOARD STRUCTURE	INDEPENDENCE	COMMITTEE COMPOSITION
9 Directors 3 - Class I 3 - Class II 3 - Class III	All directors are independent other than our Executive Chairman and President & Chief Executive Officer	Board committees are composed entirely of independent directors

TENURE AND AGE	DIVERSITY	UNIT OWNERSHIP

Average Tenure: 5.7 years Average Age: 57.4 years old	4 out of 9 directors are diverse	We have unit ownership guidelines for our CEO, his direct reports and our Directors. All are in compliance with those guidelines.

(3) Statistics assume election of Class I Director nominees.

KEY SKILLS & COMPETENCIES

*  Leadership

*  CEO/executive management experience

*  Finance/accounting background and expertise

*  Other public and private company board experience

*  Strategic, operational, legal, compliance, governance and risk oversight experience

*  Sales and marketing experience

*  Technology background

*  Investment banking, financial services and private equity experience

*  Industry experience - e.g., in the travel, leisure, hospitality, hotel, entertainment, retail and other consumer-facing industries

The terms of three of the Directors expire at this annual meeting; see Proposal One. Election of Directors starting on page 8 and Board Matters and Corporate Governance starting on page 15 for more information. Information on our Directors’ compensation and unit ownership and on related person transactions is provided on pages 58-63.

2 / 2019 Proxy Statement | CEDAR FAIR, L.P.

Director Nominees

At this annual meeting, the Board is asking you to vote for each of the nominees listed below to serve as Directors of the general partner for three-year terms expiring at the annual meeting in 2022 and until their respective successors are duly elected and qualified. Pursuant to our ongoing succession planning efforts, Eric L. Affeldt will not seek re-election to the Board at the annual meeting following nine years of service. We thank Mr. Affeldt for his exceptional service and dedication as a Director. Carlos A. Ruisanchez has been nominated by the Board as Mr. Affeldt’s successor. If elected, Mr. Ruisanchez will serve on the Audit Committee. The Board believes that the attributes, skills and qualifications that Messrs. Olivet, Ruisanchez and Scott have developed through their extensive leadership experience across finance, hospitality, leisure, retail, entertainment and consumer-facing industries, and their unique insights and perspectives make them exceptionally qualified to serve on the Board. The table below provides only select information about each nominee. Please see the section captioned Proposal One. Election of Directors starting on page 8 for detailed information about the background and qualifications of each Director nominee.

					Committee Membership			Other Public Company Boards
Name	Age	Director Since	Occupation Highlights	I	A	C	NCG
D. Scott Olivet	56	2013	Consumer goods executive with 35+ years experience	✓	✓			—
Carlos A. Ruisanchez	48	—	Finance, entertainment and hospitality executive with 25+ years experience	✓				—
John M. Scott, III	53	2010	Leisure and hospitality executive with 25+ years experience	✓		✓	✓	—

A = Audit Committee I = Independent Director	C = Compensation Committee	NCG = Nominating and Corporate Governance Committee

Continuing Directors

The table below provides select information about each of our Directors whose terms will continue following the annual meeting and who are not up for re-election this year. Please see the detailed information about the background and qualifications of each of these continuing Directors on pages 10-12.

					Committee Membership			Other Public Company Boards
Name	Age	Director Since	Occupation Highlights	I	A	C	NCG
Class III Directors serving until 2020:
Gina D. France	60	2011	Finance and investment banking executive with 35+ years experience	✓	CC		✓	2
Matthew A. Ouimet	61	2011	Leisure and entertainment executive with 30+ years of industry experience					—
Richard A. Zimmerman	58	2019	Leisure and entertainment executive with 30+ years of industry experience					—
Class II Directors serving until 2021:
Daniel J. Hanrahan	61	2012	Consumer goods, retail, travel and hospitality executive with 30+ years experience	✓		CC		1
Lauri M. Shanahan	56	2012	Consumer goods and retail executive with 25+ years experience	✓			CC	2
Debra Smithart-Oglesby	64	2012	Food and retail executive with 30+ years experience	✓ LI	✓	✓		—

A = Audit Committee I = Independent Director	C = Compensation Committee LI = Lead Independent Director	NCG = Nominating and Corporate Governance Committee CC = Committee Chair

CEDAR FAIR, L.P. | 2019 Proxy Statement / 3

Executive Compensation Highlights

Pay for Performance A majority of our named executive officer compensation is contingent on corporate performance. In 2018:

•

We produced record full-year net revenues and growth across our core revenue metrics of attendance, in-park per capita spending and out-of-park revenues (see 2018 Financial and Operating Highlights above).

•

We pursued long-term value for our unitholders, including through investing in infrastructure and marketable new rides and attractions, continued expansion of our resort facilities, pursuit of strategic partnerships, and the introduction of our WinterFest event at an additional park.

•

We set challenging annual and long-term targets that resulted in payouts of the Company’s long-term performance-based awards and performance-based portion of our cash incentive awards to each of the named executive officers at 90.2% and 87.8% of their respective targets as a result of the Company achieving Adjusted EBITDA below targeted performance; and

•

We celebrated 32 consecutive years of paying a distribution to our unitholders resulting in a cumulative total return over the last five fiscal years ending December 2018 of 26% when taking into account distribution reinvestments.

2018 Compensation Updates We did not make significant changes to our executive compensation program in 2018.

Compensation Philosophy and Objectives

We seek to do the following:

✓ Incentivize our key employees to drive superior results

✓ Give key employees a proprietary and vested interest in our growth and performance

✓ Align executive compensation with unitholders’ interests by: - Emphasizing performance-based compensation - Directly tying compensation to Company performance - Increasing insider equity ownership
✓ Attract and retain exceptional managerial talent upon whom, in large measure, our sustained growth, progress and profitability depend

✓ Reward both successful individual performance and consolidated operating results of the Company (with key performance metrics based on Adjusted EBITDA)

Compensation Elements and Mix Our program focuses on total direct compensation opportunities - i.e., the combination of base salary, annual cash incentive awards and long-term incentive compensation. See the Elements of 2018 Compensation section of our Compensation Discussion and Analysis for a detailed discussion of these and the other elements of our compensation program. We seek to balance our executives’ compensation among the different elements and look to the relationship of cash and equity incentives to each executive’s salary in setting pay. The mix and relative levels of the compensation elements is position dependent, may vary year-to-year, and is illustrated in the Compensation Mix sections.

Other Key Features

- Independent compensation consultant engaged by Compensation Committee	- Incentive compensation clawback provisions for CEO and his direct reports
- Alignment with unitholder interests	- No tax gross-ups
- Anti-hedging policy for executive officers and directors	- Annual compensation risk assessment
- Anti-pledging policy for executive officers and directors, including the prohibition of holding units in margin accounts

4 / 2019 Proxy Statement | CEDAR FAIR, L.P.

Advisory Vote on Our Named Executive Officer Compensation

The Board is asking for your advisory approval of the compensation of our named executive officers. We provide this opportunity annually, and we anticipate holding the next unitholder advisory vote on the compensation of our named executive officers at our 2020 annual meeting.

As noted above, we did not make significant modifications to our executive compensation program in 2018. Our executive compensation decisions for 2018 continue to reflect our desire to recognize, incentivize and retain highly-qualified individuals, and to align executive compensation with unitholders’ interests by emphasizing performance-based compensation, directly tying compensation to Company performance and increasing insider equity ownership. Each of our executive compensation decisions for 2018 demonstrates our commitment to these goals, as further explained in this proxy statement.

Please see Proposal Three. Advisory Vote on Our Named Executive Officer Compensation on page 14 and the detailed information regarding our named executive officer compensation in the Compensation Discussion and Analysis section and the executive compensation tables and related narratives included in this proxy statement on pages 19-57.

CEDAR FAIR, L.P. | 2019 Proxy Statement / 5

THE ANNUAL MEETING

This proxy statement is furnished in connection with the solicitation of proxies from the limited partner unitholders of Cedar Fair, L.P. (the “Partnership” or the “Company”) by the Board of Directors of its general partner, Cedar Fair Management, Inc. (“CFMI”), for use at the annual meeting. We intend to mail a printed copy of this proxy statement and proxy card to our unitholders of record entitled to vote at the annual meeting on or about April 25, 2019.

Time and Place

The annual meeting will be held at The Westin Cincinnati, 21 E. 5th Street, Cincinnati, Ohio on Wednesday, June 5, 2019, at 9:00 a.m. (EDT). Attendees must present a personal form of identification, and if you hold units through a brokerage account, bank or other nominee, you must present a recent statement or other proof of ownership to be admitted.

Matters to be Considered

At the annual meeting, the limited partners will be asked to:

•	elect three (3) Class I Directors of the general partner to serve for a three-year term expiring in 2022 from those nominees nominated in accordance with our Partnership Agreement;
•	confirm the appointment of Deloitte & Touche LLP as our independent registered public accounting firm;
•	approve, on an advisory basis, the compensation of our named executive officers; and
•	vote on any other matters that may be properly raised at the annual meeting.

It is not anticipated that any other matters will be raised at the annual meeting.

Important Notice Regarding the Availability of Proxy Materials for the Unitholder Meeting

To Be Held on June 5, 2019

The proxy statement and our annual report on Form 10-K are available free of charge at http://ir.cedarfair.com.

Voting Process

You may vote in person at the annual meeting or through a proxy. However, even if you plan to attend the annual meeting in person, the Board urges you to submit your vote as soon as possible by mail, telephone or the Internet. The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number. These procedures allow unitholders to appoint a proxy to vote their units and to confirm that their instructions have been properly recorded. Instructions for voting by telephone and over the Internet are included on the accompanying proxy card, which solicits proxies on behalf of the Board of CFMI. All of the Partnership units represented by proxies properly received prior to or at the annual meeting and not revoked will be voted in accordance with the instructions indicated in the proxies. If you own units directly and submit a proxy, on or as instructed in the accompanying form, but do not provide voting instructions on your proxy, the units represented by your proxy will be voted for the election as Class I Directors of the Board’s nominees, Mr. Olivet, Mr. Ruisanchez and Mr. Scott, in favor of each of Proposals 2 and 3, and in the discretion of the proxies upon such other business as may properly come before the meeting, in each case whether or not any other nominations are properly made at the meeting.

If you hold units indirectly in a brokerage account or through a bank or other nominee, you are considered to be the beneficial owner of units held in “street name” and these proxy materials are being forwarded to you by your broker or nominee. As the beneficial owner, you have the right to direct your broker how to vote. Under New York Stock Exchange rules, unless you furnish specific voting instructions, your broker is not permitted to vote your units on the election of a director, or on the advisory vote on executive compensation. Your broker is permitted to vote your units on the appointment of our independent registered public accounting firm, even if you do not furnish voting instructions. If your units are held in “street name”, your broker or other nominee may have procedures that will permit you to vote by telephone or electronically through the Internet.

6 / 2019 Proxy Statement | CEDAR FAIR, L.P.

Any proxy given on the accompanying form or through the Internet or telephone may be revoked by the person giving it at any time before it is voted. Proxies may be revoked, or the votes reflected in the proxy changed, by submitting a properly executed later-dated proxy to our Corporate Secretary at One Cedar Point Drive, Sandusky, Ohio, 44870, before the vote is taken at the annual meeting or attending the annual meeting and voting in person. If your units are voted through your broker or other nominee, you must follow directions received from your broker or other nominee to change your voting instructions.

If you have more questions about the proposals or if you would like additional copies of this document you should call or write:

Morrow Sodali, LLC

470 West Avenue

Stamford, CT 06902

Please call: (203) 658-9400 or

Call toll free at: (800) 662-5200

Email: FUN.info@morrowsodali.com

Web address: www.morrowsodali.com

Record Date; Voting Rights; Quorum; Vote Required

CFMI has fixed the close of business on April 8, 2019 as the record date for unitholders entitled to notice of and to vote at the annual meeting. Only holders of record of units on the record date are entitled to notice of the annual meeting and to vote at the annual meeting. Each holder of record of limited partner units as of the record date is entitled to cast one vote per unit on each of the proposals. You may obtain directions on attending the annual meeting and voting in person by calling our Investor Relations Department at (419) 627-2233.

The presence in person or by proxy of holders of a majority of the units entitled to vote at the annual meeting will constitute a quorum for the transaction of any business. In case a quorum is not present, the meeting may be adjourned without notice other than an announcement at the time of the adjournment of the date, time and place of the adjourned meeting. The nominees receiving the greatest number of votes cast for the election of Directors by the units represented at the annual meeting in person or by proxy will be elected. The affirmative vote of a majority of the units represented at the annual meeting in person or by proxy is required to confirm the Audit Committee’s appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2019. The advisory vote to approve the compensation of our named executive officers requires the affirmative vote of a majority of units represented in person or by proxy and voting at the annual meeting. This say-on-pay vote on Proposal 3 is advisory, and therefore not binding on the Company, the Compensation Committee or the Board. However, the Compensation Committee will consider the voting results when making future decisions regarding executive compensation as it deems appropriate.

Abstentions will be counted for purposes of establishing a quorum at the annual meeting, will be counted as votes cast and will have the effect of a vote against a proposal. Broker non-votes will be counted for purposes of establishing a quorum but will not be counted as votes cast.

As of April 8, 2019, there were 56,586,931 units outstanding and entitled to vote at the annual meeting, held by approximately 5,100 holders of record. As of April 8, 2019, the Directors and executive officers of the general partner and their affiliates beneficially owned 1,232,902 units (which includes 365,277 vested options and deferred equity compensation), or approximately 2.2% of the total units outstanding on that date. See Security Ownership of Certain Beneficial Owners and Management.

CEDAR FAIR, L.P. | 2019 Proxy Statement / 7

PROPOSAL ONE. ELECTION OF DIRECTORS

The Board of Directors of CFMI currently is comprised of nine directors. The Directors are divided into three classes: Class I, Class II, and Class III, and each class consists of three Directors. The terms of the Directors in Class I expire at this annual meeting. Our current Class I Directors are Eric L. Affeldt, D. Scott Olivet, and John M. Scott, III. Pursuant to our ongoing succession planning efforts, Mr. Affeldt will not seek re-election to the Board at the annual meeting following nine years of service. We thank Mr. Affeldt for his exceptional service and dedication as a Director.

At this meeting, D. Scott Olivet, Carlos A. Ruisanchez and John M. Scott, III are nominated by the Board for election as Class I Directors to serve for three-year terms expiring at the annual meeting in 2022 and until their respective successors are duly elected and qualified. Mr. Ruisanchez was selected through a comprehensive, national search process conducted by a global, independent executive search firm, Spencer Stuart, under the direction of the Chair of our Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee has recommended, and the Board of Directors unanimously has approved, the nomination of Messrs. Olivet, Ruisanchez and Scott to whom we refer in this proxy statement as the Board’s nominees.

The Board believes that the attributes, skills and qualifications that Messrs. Olivet, Ruisanchez and Scott have developed through their extensive leadership experience across finance, hospitality, leisure, retail, entertainment and consumer-facing industries, and their unique insights and perspectives make them exceptionally qualified to serve on the Board. Messrs. Olivet, Ruisanchez and Scott will qualify as “independent” directors under the NYSE rules and our Corporate Governance Guidelines.

Each nominee has agreed to stand for election and has consented to being named in this proxy statement and to serve if elected. While the Partnership has no reason to believe that any of its nominees will be unable or unwilling to serve as a Director at the time of the annual meeting, in the unlikely event that any of them does not stand for election, the Board may reduce the number of Directors standing for election, or the proxies may use the accompanying proxy to vote for a replacement nominee recommended by the Board, whether or not any other nominations are properly made at the meeting. The nominees who receive the greatest number of votes cast for the election of Directors at the annual meeting by the units present in person or by proxy and entitled to vote will be elected. Set forth below is biographical and other information about the Board’s nominees and the continuing Directors, including information concerning the particular experience, qualifications, attributes and skills that led the Nominating and Corporate Governance Committee and the Board to determine that each should serve as a Director.

BOARD RECOMMENDATION: FOR EACH of the nominees recommended by the Board for election as Class I Directors.

8 / 2019 Proxy Statement | CEDAR FAIR, L.P.

The Board of Directors unanimously recommends a vote FOR these nominees.

Nominees recommended by the Board for election as Class I Directors to serve until 2022:

D. Scott Olivet
Director since: 2013 Age: 56 Committees: Audit

D. Scott Olivet is the chief executive officer of Renegade Brands, an investment company that primarily invests in apparel and other consumer companies, and an operating partner at Altamont Capital Partners, a private equity firm. From 2005 to July 2009, Mr. Olivet served as chief executive officer and director of Oakley, a manufacturer of sports performance equipment, then served as chairman of the board from July 2009 to February 2011. Prior to joining Oakley, he served as vice president of NIKE Subsidiaries and New Business Development where he was responsible for the Hurley, Converse, Cole Haan, Bauer Hockey, and Starter brands; senior vice president of Real Estate, Store Design, and Construction with Gap Inc., with responsibility across Gap, Banana Republic, and Old Navy brands; and as a partner with Bain & Company where he was also the leader of the worldwide practice in organizational effectiveness and change management. Mr. Olivet serves as executive chairman of RED Digital Cinema, an American manufacturer of digital cinematography tools, a position he has held since July 2009. He has served in various capacities with Altamont Capital portfolio companies: chairman of the board for Dakine and Mervin Manufacturing since November 2013, chairman of the board for Brixton Manufacturing since October 2014, a director of Hybrid Apparel since December 2014, and as interim CEO of Fox Head Inc. from December 2014 through March 2015 and director since December 2014. Mr. Olivet also serves as chairman of FutureStitch since July 2018, and executive chairman of Stance and director of Rockport Group, both since October 2018. Mr. Olivet has served as a Director since 2013 and is a member of the Audit Committee. Mr. Olivet is qualified to serve on the Board of Directors primarily as a result of his particular knowledge and professional experience in retail, merchandising, marketing, finance, strategy, technology, international business, and multi-division general management experience from his past public board experience and service as president and CEO of a nationally recognized company that conducts business in the retail industry.

Carlos A. Ruisanchez
Director Nominee Age: 48

Carlos A. Ruisanchez is a finance and entertainment executive with more than 25 years of experience. He most recently served as president and chief financial officer of Pinnacle Entertainment, Inc. (NASDAQ: PNK), a leading regional gaming entertainment company, until its sale in October 2018. Mr. Ruisanchez joined Pinnacle in August 2008 as its executive vice president, strategic planning and development. He became Pinnacle’s chief financial officer in 2011, president and chief financial officer in 2013, and board member in 2016. During his tenure at Pinnacle, Mr. Ruisanchez, in addition to leading all of Pinnacle’s finance and analytic functions, led all merger, acquisition and divestiture activities, new development, representing billions of dollars of transactions. Prior to joining Pinnacle, he worked at Bear, Stearns & Co. Inc., an investment banking firm, since 1997 and most recently served as senior managing director responsible for corporate clients in the gaming, lodging and leisure industries, as well as financial sponsor banking relationships. Mr. Ruisanchez’s extensive experience as a senior executive in the finance and entertainment industries provides the Board of Directors with expertise in operations, accounting, corporate finance, real estate, corporate governance, regulatory and risk assessment issues.

CEDAR FAIR, L.P. | 2019 Proxy Statement / 9

John M. Scott, III
Director since: 2010 Age: 53 Committees: Compensation Nominating & Governance

John M. Scott, III is a leisure and hospitality executive with more than 25 years of broad-based experience across global, multi-channel, multi-brand enterprises. He is currently acting as a senior advisor to TPG Real Estate Group, the real estate sector of TPG Global, a leading global alternative asset firm. He also serves as non-executive chairman of one of TPG Real Estate Group’s portfolio companies, A&O Hostels based in Germany. Most recently he served as president and chief executive officer and a director of Belmond Ltd. (NYSE: BEL) (previously Orient-Express Hotels Ltd. (NYSE: OEH)), a company engaged in ownership and management of luxury hotel, restaurant, tourist train and cruise businesses, from November 2012 through September 2015. Prior to joining Belmond Ltd., he served as president and chief executive officer of Rosewood Hotels & Resorts, an international luxury hotel and resort company, from 2003 through August 2011. Prior to that he was the managing director of acquisitions and asset management for Maritz, Wolff & Co., a private equity real estate investment group. Mr. Scott began his career with the Interpacific Group where he held senior hotel management positions in the Asia Pacific region and in 1994 joined the Walt Disney Company (NYSE: DIS) as manager of business development and strategic planning for both Disney Development Company and Walt Disney Attractions groups. Mr. Scott served on the board of Kimpton Hotels and Restaurants, a private company until 2012. At Cedar Fair, Mr. Scott has served as a Director since 2010. He is a member of the Compensation Committee and the Nominating and Corporate Governance Committee. Mr. Scott is qualified to serve on the Board of Directors primarily as a result of his past experiences as president and CEO of a nationally recognized company that conducts business in the hotel industry.

Class III Directors serving until 2020:

Gina D. France
Director since: 2011 Age: 60 Committees: Audit Nominating & Governance

Gina D. France has more than 35 years of strategy, investment banking and corporate finance experience. Currently, Ms. France is president and CEO of France Strategic Partners LLC, a strategy and transaction advisory firm serving corporate clients across the country. Before founding France Strategic Partners in 2003, Ms. France was a Managing Director with Ernst & Young LLP where she led a national client-facing strategy group. She has served as a strategic advisor to over 250 companies throughout the course of her career. Previously, Ms. France was an investment banker with Lehman Brothers in New York and San Francisco. Prior to Lehman Brothers, she served as the International Cash Manager of Marathon Oil Company. Ms. France also serves on the Corporate Boards of Huntington Bancshares Incorporated (NASDAQ: HBAN), a $109 billion asset regional bank holding company operating in 8 states; CBIZ, Inc. (NYSE: CBZ), an accounting services and employee benefits provider with over 100 offices nationwide; and the Dreyfus Family of Funds, an investment advisor. She has also served on the boards of FirstMerit Corporation prior to its acquisition by Huntington Bancshares and Dawn Food Products, one of the world’s largest manufacturers and distributors of bakery products. Ms. France, who has served as a Director since 2011, is the Chair of the Audit Committee and is a member of the Nominating and Corporate Governance Committee. Ms. France brings to the Board of Directors her leadership experiences in the investment banking, accounting and financial services fields, her expertise in financial reporting and risk oversight, and her experiences as a board member of several nationally recognized companies.

10 / 2019 Proxy Statement | CEDAR FAIR, L.P.

Matthew A. Ouimet	Executive Chairman
Director since: 2011 Age: 61

Matthew A. Ouimet has been Executive Chairman of the Board of Directors since January 2018 and a member of the Board of Directors since August 2011. Mr. Ouimet served as chief executive officer from January 2012 through December 2017 and was president of the Partnership’s General Partner from June 2011 through October 2016. Before joining Cedar Fair, Mr. Ouimet was president and chief operating officer for Corinthian Colleges, a publicly traded company that owns and manages for-profit colleges throughout the United States and Canada, from July 2009 through October 2010 and was executive vice president-operations for Corinthian Colleges from January 2009 through June 2009. Prior to joining Corinthian Colleges, he served as president, Hotel Group for Starwood Hotels and Resorts Worldwide from August 2006 through September 2008. Before joining Starwood, Mr. Ouimet spent 17 years at The Walt Disney Company, where he last served as President of the Disneyland Resort. He also served in a variety of other business development and financial positions during his employment with Disney, including president of Disney Cruise Line and executive general manager of Disney Vacation Club. This experience, Mr. Ouimet’s leadership and management skills and his insights from his experience as Cedar Fair’s prior chief executive officer provide guidance, operational knowledge and management perspective to the Board.

Richard A. Zimmerman
Director since: 2019 Age: 58

Richard A. Zimmerman has been president and chief executive officer of Cedar Fair since January 2018 and a member of the Board of Directors since April 2019. Prior to becoming CEO, Mr. Zimmerman served as president and chief operating officer from October 2016 to December 2017 and served as chief operating officer from October 2011 to October 2016. Prior to that, he was appointed as executive vice president in November 2010 and as regional vice president in June 2007. He has been with Cedar Fair since 2006, when it acquired Kings Dominion. Mr. Zimmerman was vice president and general manager of Kings Dominion from 1998 through 2006.

Class II Directors serving until 2021:

Daniel J. Hanrahan
Director since: 2012 Age: 61 Committees: Compensation

Daniel J. Hanrahan brings more than 30 years of experience, including from a variety of sales and marketing, general manager, president and chief executive officer roles across the consumer packaged goods, retail, travel and hospitality sectors. He served as the president and chief executive officer and director of the Regis Corporation (NYSE: RGS), a global leader in beauty salons and cosmetology, from August 2012 through April 2017. Prior to joining Regis, he served as president and CEO of Celebrity Cruises, a cruise line and division of Royal Caribbean Cruises (NYSE: RCL), from 2007 to 2012. He was promoted to president in 2005 and to CEO in 2007 after his highly successful management of the sales and marketing division for Royal Caribbean. Prior to joining Royal Caribbean, Mr. Hanrahan served in executive-level positions with Polaroid Corporation and Reebok International Ltd. In 2004, he was named one of the “Top 25 Extraordinary Minds in Hospitality Sales and Marketing” by Hospitality and Sales Marketing Association International. In 2017, Mr. Hanrahan was appointed as a director and member of the audit committee at Lindblad Expeditions Holdings, Inc. (NASDAQ: LIND), a global provider of expedition cruises and adventure travel experiences. He joined the board of Foss Swim Schools, a Prairie Capital company, in April 2019. Mr. Hanrahan has served as a Director since June 2012 and is the Chair of the Compensation Committee. Mr. Hanrahan is qualified to serve on the Board of Directors primarily as a result of his significant executive-level experience across a wide spectrum of consumer-facing brands, including in the retail, travel and hospitality sectors, as well as his more than 30 years of experience in sales and marketing.

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Lauri M. Shanahan
Director since: 2012 Age: 56 Committees: Nominating & Governance

Lauri M. Shanahan is a seasoned retail executive with more than 25 years of broad-based experience across global, multi-channel, multi-brand enterprises as well as other retail and consumer product companies, including Gap, Inc. (NYSE: GPS). She joined Gap, Inc., a leading global apparel retail company, in 1992 and served in numerous leadership roles including chief administrative officer, chief legal officer and corporate secretary during her 16-year career with the company. She currently serves on the board of directors of Deckers Brands (NYSE: DECK), a global footwear, accessories and apparel lifestyle company with a portfolio of premium brands, and Treasury Wine Estates (ASX: TWE), a vertically integrated, global wine company based in Melbourne, Australia with 70+ brands. She chairs the compensation committee of Deckers Brands. She is a member of the human resources committee of Treasury Wine Estates. In addition, Ms. Shanahan serves as president of the California State Personnel Board, which oversees all policies relating to the implementation and enforcement of the merit-based system for all current and prospective state employees. She previously served as chairman of the board and chair of the compensation committee of Charlotte Russe Holding, Inc., a retailer of fashionable, value-priced women’s apparel, footwear and accessories. Ms. Shanahan has served as a Director since June 2012 and is the Chair of the Nominating and Corporate Governance Committee. Ms. Shanahan is qualified to serve on the Board of Directors primarily as a result of her substantial public company management and leadership experience in the consumer goods and retail industries, which includes strategic, operational, legal and risk oversight experience, as well as her experience on the other boards on which she currently serves.

Debra Smithart-Oglesby	Lead Independent Director
Director since: 2012 Age: 64 Committees: Audit Compensation

Debra Smithart-Oglesby is a former certified public accountant with more than 30 years of financial and corporate leadership experience in the food service and retail industries. In January 2018, she became the Lead Independent Director of the Board of Directors. From 2003 through 2018, Ms. Smithart-Oglesby served on the board of directors of Denny’s Corporation (NASDAQ: DENN), a full-service, family-style restaurant chain with approximately 1,700 eateries throughout the United States and nine countries. She served as the chair of Denny’s board from 2006 through 2017 and was the company’s interim chief executive officer from 2010 through 2011. Since 2000, she has been the president of O&S Partners, an investment capital and consulting services firm that invests in and provides consulting services to early-stage and transitioning hospitality and retail companies. Prior to joining O&S, Ms. Smithart-Oglesby helped to launch Dekor, Inc., a start-up company in the home improvement and decorating retail segment, as its chief financial officer. From 1997 to 1999, she was the president, corporate services and chief financial officer of First America Automotive, Inc., a new and used car retailer sold to Sonic Automotive. Prior to that, she spent 13 years as the executive vice president and chief financial officer for Brinker International (NASDAQ: EAT), one of the world’s leading casual dining restaurant companies. She held the position of chief financial officer and served on the Brinker Board from 1991 to 1997. Ms. Smithart-Oglesby has served as a Director since June 2012 and is a member of the Audit and Compensation Committees. Ms. Smithart-Oglesby is qualified to serve on the Board of Directors primarily as a result of the extensive management and leadership skills she has developed through her executive and board-level experience in the hospitality and retail industry, as well as her experience as a former certified public accountant for more than 30 years.

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PROPOSAL TWO. APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm to audit our consolidated financial statements for 2019 and requests that our unitholders confirm that appointment. Deloitte audited our consolidated financial statements and our internal control over financial reporting for 2018. A representative of Deloitte will be made available at the annual meeting and will be given an opportunity to make a statement and to respond to appropriate questions.

If our unitholders do not confirm our appointment of Deloitte, the Audit Committee will reconsider whether to retain Deloitte, and may retain that firm or another firm without re-submitting the matter to our unitholders. In all cases, the Audit Committee retains its right to appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and the interests of our unitholders. The affirmative vote of a majority of the units represented in person or by proxy at the annual meeting is required for ratification.

BOARD RECOMMENDATION: FOR Proposal Two to confirm the Audit Committee’s appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2019.

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PROPOSAL THREE. ADVISORY VOTE ON OUR NAMED EXECUTIVE OFFICER COMPENSATION

We are seeking an advisory vote of our unitholders on the compensation of our named executive officers, which we are providing as required pursuant to Section 14A of the Securities Exchange Act of 1934, as amended. As recommended by our unitholders and approved by the Board, we provide this opportunity annually, and we anticipate holding the next unitholder advisory vote on the compensation of our named executive officers at our 2020 annual meeting. We encourage you to review the detailed information regarding our named executive officer compensation provided in the Compensation Discussion and Analysis section and the executive compensation tables and related narratives included in this proxy statement.

Cedar Fair has a long-standing tradition of delivering results for our unitholders, and we believe our compensation program is appropriately structured to support our continued growth and success and to incentivize our high-performing executive team. The compensation of our named executive officers for 2018 reflected several years of solid operating results, including the results we achieved in 2017 and 2018, and the strong performance of our executives. Performance highlights for 2018 are provided in detail in the Compensation Discussion and Analysis section.

We did not make significant modifications to our executive compensation program in 2018. Our executive compensation decisions for 2018 continue to reflect our desire to recognize, incentivize and retain highly-qualified individuals and to align executive compensation with unitholders’ interests by emphasizing performance-based compensation, directly tying compensation to Company performance and increasing insider equity ownership. Each of our executive compensation decisions for 2018 demonstrates our commitment to these goals, as further explained in this proxy statement.

We ask that you support the compensation of our named executive officers. Although this vote is advisory and non-binding in nature, the Board and the Compensation Committee value the opinion of our unitholders and will consider the voting results when determining our compensation policies, philosophy and arrangements in the future.

BOARD RECOMMENDATION: FOR Proposal Three to approve, on an advisory basis, the compensation of our named executive officers.

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BOARD MATTERS AND CORPORATE GOVERNANCE

Board of Directors

The Board formally met eight times in 2018 along with additional interactions between formal meetings. Committees of the Board met from time to time upon call of the Chairman of the Board or individual Committee Chairs. During 2018, each Director attended at least 75% of all of the meetings of the Board, inclusive of applicable committee meetings. Directors are expected to attend all meetings of the Board, meetings of the Committees on which they serve and the annual meeting absent occasional, unavoidable circumstances. All of the current board members attended the 2018 annual meeting.

Executive sessions of all non-employee independent Directors are scheduled in conjunction with each regularly scheduled board meeting and were held four times during 2018. These executive sessions are attended by non-employee Directors only. The Lead Independent Director presided at each executive session in 2018.

Board Independence

In addition to the independence criteria contained in the NYSE listing standards, the Board has adopted additional standards to determine Director independence. These standards are located in the Partnership’s Corporate Governance Guidelines. The Board has affirmatively determined that current Board members and Board nominees Eric L. Affeldt, Gina D. France, Daniel J. Hanrahan, D. Scott Olivet, Carlos A. Ruisanchez, John M. Scott, III, Lauri M. Shanahan and Debra Smithart-Oglesby, meet the independence criteria of the NYSE listing standards and our Corporate Governance Guidelines. The Board has determined Mr. Ouimet and Mr. Zimmerman are not independent because they are executive officers of the Partnership. The Board also determined that former Director, Mr. Klein, who served as a director throughout 2018, met the independence criteria of the NYSE listing standards and our Corporate Governance Guidelines.

Corporate Governance Documents

The Partnership’s Corporate Governance Guidelines, Code of Conduct and Ethics, and the charters of the Board committees provide the framework for the governance of the Partnership.

Corporate Governance Guidelines

The Corporate Governance Guidelines cover, among other things, the composition and functions of the Board, the qualifications and responsibilities of directors, director independence, the selection process for new directors, Board committees, compensation of the Board and the responsibilities of the Chairman of the Board and the Lead Independent Director.

Code of Business Conduct and Ethics

The Company has adopted and maintains a Code of Conduct and Ethics that covers all directors, officers and employees of the Company and its subsidiaries. The Code of Conduct and Ethics requires, among other things, that the directors, officers and employees exhibit and promote the highest standards of honest and ethical conduct; avoid conflicts of interest; comply with laws, rules and regulations; and otherwise act in the Partnership’s best interest.

The Partnership intends to post amendments to or waivers from the Partnership’s Corporate Governance Guidelines and Code of Conduct and Ethics on the Partnership’s Investor Relations website at http://ir.cedarfair.com. No waivers have been made or granted prior to the date of this Proxy Statement.

Availability of Corporate Governance Documents

The Partnership’s Corporate Governance Guidelines, Code of Conduct and Ethics, and charters of the committees of the Board are available on the Partnership’s Investor Relations website at http://ir.cedarfair.com. A printed copy of each of these documents is available, without charge, by sending a written request to: Cedar Fair L.P., One Cedar Point Drive, Sandusky, Ohio 44870-5259, Attention: Investor Relations, or by sending an email to investing@cedarfair.com.

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Communication with the Board

Members of management and the Board practice and encourage ongoing engagement with our unitholders by meeting in person and over the telephone with our unitholders to discuss a broad range of topics, including governance and our compensation programs, and incorporating unitholder feedback throughout the year. As part of our unitholder engagement, during 2018, our management team solicited feedback from our top unitholders regarding corporate governance and executive compensation matters. Additionally, during 2018, management engaged with our unitholders through quarterly earnings calls and other channels of communication.

The Board also provides a formal process for unitholders and interested parties to send communications directly to the Board, including the non-employee independent Directors as a group or the presiding Director of such group. Shareholders and other interested parties may send mail communication addressed as follows:

Duffield Milkie, Corporate Secretary

One Cedar Point Drive

Sandusky, Ohio 44870-5259

The correspondence will be forwarded to the Chair of the Nominating and Corporate Governance Committee who will review the correspondence and take action accordingly. We also have a toll-free hot-line that is available to anyone, including unitholders, who wishes to bring a matter to the attention of the non-employee Directors. The telephone number of the hot-line is 800-650-0716. The Audit Committee of the Board of Directors is charged with reviewing information received and taking appropriate action as necessary.

Board Leadership Structure and Risk Oversight

The Board is committed to strong leadership and effective corporate governance, including appropriate oversight of management. We maintained separate Chief Executive Officer and Board Chairman roles from early 2011 through 2017. We review and evaluate our Board leadership structure periodically and decided to modify it as part of our recent executive leadership transition process. Accordingly, following a robust review process led by the independent members of the Board, Mr. Ouimet transitioned to the Executive Chairman role in connection with Mr. Zimmerman’s promotion to President and Chief Executive Officer, and Ms. Smithart-Oglesby became our Lead Independent Director in January 2018. The transition follows a successful and extended succession plan that was developed and implemented by the Board over the past several years. As our Lead Independent Director, Ms. Smithart-Oglesby presides at all Board meetings at which the Chairman is not present, including executive sessions, convenes meetings of the independent directors as they deem appropriate, acts as a liaison between the independent directors and the Chairman, assists with information flow and approves board schedules and agendas, leads the Board process for and works with the Compensation Committee to evaluate the performance and determine the compensation of the chief executive officer, retains counsel or other advisers on behalf of the independent directors and performs such other functions and responsibilities requested by the Board from time to time. We believe this structure is optimal for our current circumstances and that it provides continuity of leadership and oversight of management by the Board. The Board continues to review and evaluate this structure and the appointment of the Executive Chairman and Lead Independent Director on a periodic basis.

The Board plays a direct role in monitoring and mitigating risks to the Partnership broadly and also administers its risk oversight role through its committee structure and the committees’ reports to the Board. The Board regularly reviews information regarding credit, liquidity and operational risk, and management identifies and prioritizes other material risks. The Audit Committee meets frequently during the year (seven times in 2018) and discusses with management and the Partnership’s independent registered public accountant: (1) current business trends affecting the Partnership; (2) major risks facing the Partnership; (3) steps management has taken to monitor and control such risks; and (4) adequacy of internal controls that could significantly affect the Partnership’s financial statements. The Audit Committee also reviews the Partnership’s enterprise risk management process for identification of and response to risks related to cyber-security and data protection, and other risks that may materially impact the business. The Audit Committee Chair provides the Board with regular reports concerning its risk oversight activities. In addition, the Compensation Committee annually assesses the Partnership’s compensation programs to ensure they do not encourage excessive risk taking by employees which could result in a material adverse impact on the Partnership. The Board of Directors is kept abreast of the Compensation

16 / 2019 Proxy Statement | CEDAR FAIR, L.P.

Committee’s risk oversight and other activities via regular reports of the Committee Chair to the full Board. We transitioned the Compensation Committee chairmanship from Mr. Tom Klein, who resigned from the Board of Directors in April 2019, to Mr. Hanrahan, and transitioned the Nominating and Corporate Governance Committee chairmanship from Mr. Scott to Ms. Shanahan as part of a periodic committee membership rotation in 2018.

Board Committees

The Board has three committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. Each Committee is composed entirely of independent Directors, as that term is defined in the NYSE listing standards and CFMI’s Corporate Governance Guidelines, and each member of the Audit Committee is independent as required under Section 301 of the Sarbanes-Oxley Act of 2002. Each Committee’s charter, the Corporate Governance Guidelines and the Code of Conduct and Ethics are available on the Partnership’s Investor Relations website at http://ir.cedarfair.com and available in print to any unitholder upon request. Each Committee conducts an annual evaluation of its performance, and the Nominating and Corporate Governance Committee annually conducts an evaluation of the Board, its Committees, the Executive Chairman and the Lead Independent Director.

The members of the Board and the Committees of the Board on which they serve as of the date of this proxy statement are identified below.

	Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
	Eric L. Affeldt	✓
Class I	D. Scott Olivet	✓
	John M. Scott, III		✓	✓
	Daniel J. Hanrahan		CC
Class II	Lauri M. Shanahan			CC
	Debra Smithart-Oglesby LI	✓	✓
	Gina D. France	CC		✓
Class III	Matthew A. Ouimet
Richard A. Zimmerman

	LI - Lead Independent Director	✓ - Member		CC - Committee Chair

The Audit Committee is responsible for appointing and meeting with the Partnership’s independent registered public accounting firm and for assisting the Board in its oversight of the financial statement reporting, internal audit and risk management functions.

The Audit Committee formally met seven times in 2018. The Board has determined that each Committee member is financially literate, and Gina D. France and Debra Smithart-Oglesby are the designated financial experts. The Audit Committee’s report is included in this proxy statement.

The Compensation Committee is responsible for reviewing the Partnership’s compensation and employee benefit policies and programs, and recommending related actions, as well as executive compensation decisions and succession planning matters, to the Board of Directors. The Compensation Committee is also responsible for recommending the fees paid to the Directors and Board Committee members for services in those capacities. The Compensation Committee formally met six times in 2018. The Compensation Committee Report is included in this proxy statement. Compensation decisions for the chief executive officer are made by the Compensation Committee, together with the Board of Directors, based upon its review of his performance and the performance of the Partnership. The Committee makes recommendations to the Board of Directors with respect to non-CEO compensation, incentive compensation plans and equity-based compensation based on discussions with and recommendations of the chief executive officer. On an annual basis, the chief executive officer reviews all of his direct reports, including the other named executive officers, and the other executive officers review and make

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recommendations regarding their direct reports. See Compensation Discussion and Analysis - Determining Executive Compensation - Roles of the Board of Directors, the Compensation Committee and Our Chief Executive Officer for additional detail.

The Nominating and Corporate Governance Committee is responsible for identifying key criteria for service as a director, reviewing board succession, and identifying qualified Director nominees to enhance the Board and to play a leadership role in shaping the governance of CFMI. The Committee considers diversity of experience and background when selecting candidates. The Committee believes candidates for the Board should have the ability to exercise objectivity and independence in making informed business decisions; possess the highest integrity, as well as extensive knowledge, experience and judgment; maintain loyalty to the interests of the Partnership and its unitholders; and devote the extensive time necessary to fulfill a Director’s duties. Although CFMI does not have a formal policy on diversity in the selection of candidates for the Board, the Committee considers diversity in its nominating process, including factors such as education, career and professional experience, independence, skills and personal characteristics, and understanding of and experiences in management, finance and marketing in the Partnership’s industry as well as other industries. The Committee reviews these factors as well as the other qualifications outlined above and strives to create a Board of Directors with a variety of complementary skills and experiences, both personal and professional. The Committee conducts appropriate inquiries into the background and qualifications of Board candidates meeting these criteria. In 2018, the Nominating Committee formally met four times.

The Nominating and Corporate Governance Committee will consider qualified nominees recommended by unitholders for membership on the Board. If a unitholder wishes to recommend an individual for membership on the Board, that recommendation can be sent to the attention of Duffield Milkie, Corporate Secretary, One Cedar Point Drive, Sandusky, Ohio 44870-5259. In addition, limited partners may nominate one or more persons for election or reelection to the Board at an annual meeting in accordance and compliance with the notice, procedural, informational and other requirements of our Partnership Agreement. See Unitholder Proposals and Nominations for the 2020 Annual Meeting for additional information.

Compensation Committee Interlocks and Insider Participation

None of our Directors who served on the Compensation Committee during 2018 were current or former officers or employees of the Partnership or had any relationship with us that would be required to be disclosed by us under applicable related party requirements. There are no interlocking relationships between the Partnership’s executive officers or Directors and the board or compensation committee of another entity.

Unit Ownership Guidelines

The Board maintains unit ownership guidelines for our chief executive officer and his direct reports. The chief executive officer is required to hold units having a value of at least four times his base salary, and his direct reports are required to hold units with a value of at least two times their base salaries. The chief executive officer’s direct reports currently include the chief operating officer, the executive vice president and chief financial officer, the executive vice president and chief marketing officer, the executive vice president and general counsel, and the senior vice president of human resources. Executives have five years from becoming an executive officer to gain compliance with the guidelines. The Board reviews compliance with the guidelines annually. As of April 2019, the chief executive officer and his direct reports were all in compliance with the guidelines. Units held directly or beneficially owned, units held in benefit plans (e.g., in 401(k) accounts), performance units (as if earned at 100% of target), vested and unvested restricted units and phantom units will be counted for purposes of determining compliance with the unit ownership guidelines.

The Board also maintains unit ownership guidelines for the Directors. The guidelines require Directors (excluding the Executive Chairman and the Chief Executive Officer) to accumulate units equal to at least four times the annual cash retainer within four years of becoming a Director. The Executive Chairman and the Chief Executive Officer are required to maintain ownership consistent with the executive requirements. As of April 2019, all directors were in compliance with the guidelines.

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EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes our compensation philosophy and objectives, our methods for determining the elements and mix of executive compensation, and the reasons that we have elected to pay these particular elements of compensation. The following summary highlights our 2018 business results and the impact of those results on our compensation decisions. This information should be read in conjunction with the compensation tables, related narratives, and notes contained later in this proxy statement.

Following the summary is a detailed discussion of our philosophy and practices regarding the compensation awarded to, earned by, and paid to the following individuals, who were our named executive officers for 2018:

•	Richard A. Zimmerman, our President and Chief Executive Officer;

•	Brian C. Witherow, our Executive Vice President and Chief Financial Officer;

•	Tim V. Fisher, our Chief Operating Officer;

•	Duffield E. Milkie, our Executive Vice President and General Counsel and Corporate Secretary; and

•	Kelley S. Semmelroth, our Executive Vice President and Chief Marketing Officer.

Summary

We believe that our compensation should be closely tied to Company and individual performance. To that end, in 2018:

•	We produced record full-year net revenues and growth across our core revenue metrics of attendance, in-park per capita spending, and out-of-park revenues;

•

We pursued long-term value for our unitholders, including through investing in infrastructure and marketable new rides and attractions, continued expansion of our resort facilities, pursuit of strategic partnerships, and the introduction of our WinterFest event at an additional park;

•

We set challenging annual and long-term targets that resulted in payouts of the Company’s long-term performance-based awards and the Company performance-based portion of our cash incentive awards to each of the named executive officers at 90.2% and 87.8% of their respective targets as a result of the Company achieving Adjusted EBITDA below targeted performance; and

•

We celebrated 32 consecutive years of paying a distribution to our unitholders resulting in a cumulative total return over the last five fiscal years ending December 2018 of 26% when taking into account distribution reinvestments.

Compensation Philosophy and Objectives

Our compensation program is designed to incentivize our key employees to drive superior results, to give key employees a proprietary and vested interest in our growth and performance, and to enhance our ability to attract and retain exceptional managerial talent upon whom, in large measure, our sustained growth, progress and profitability depend. Our executive compensation structure rewards both successful individual performance and the consolidated operating results of the Company by directly tying compensation to Company performance. Our executive compensation program is in large part designed around the achievement of metrics based on Adjusted EBITDA as the key performance objective.

Adjusted EBITDA represents earnings before interest, taxes, depreciation, amortization, other non-cash items, and adjustments as defined in our current credit agreement. We use Adjusted EBITDA as the basis for our key performance measures because it tracks core operating performance closely, it crosses park operating units, and it is easy to track. Further, Adjusted EBITDA is widely used by analysts, investors and comparable companies to evaluate operating performance in our industry.

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Our unitholder approved incentive plan allows us to provide a mix of compensation that drives our management team to achieve strong annual results and to deliver long-term value for all unitholders. Our compensation structure provides us with the flexibility to evolve our compensation philosophy and program from year to year, as the market, our business or the industry requires.

Company Financial Performance

The graphs below illustrate some of the key indicators of the Company’s financial health and performance over the five-year fiscal period, 2014-2018.

Cumulative Total Return (1)

26% 5-year total return

(1)	Based upon initial investment of $100 on December 31, 2013 with dividends reinvested and calculated as a straight cumulative return.

Some of our financial results and other accomplishments we achieved for our unitholders in 2018 include:

•	We achieved our ninth consecutive year of record net revenues, up 2% from 2017 to $1.35 billion;

Net Revenue

20 / 2019 Proxy Statement | CEDAR FAIR, L.P.

•

We increased attendance by 1% from 2017 to 25.9 million visits, increased in-park per capita spending by 1% to $47.69 and increased out-of-park revenues by 6% to $152 million, achieving new highs in these core areas;

In-park per capita spending is calculated as revenues generated within our amusement parks and separately gated outdoor water parks along with related tolls and parking revenues (in-park revenues), divided by total attendance.

Out-of-park revenues are defined as revenues from resort, marina, sponsorship, online transaction fees charged to customers and all other out-of-park operations.

Net revenues consist of in-park revenues and out-of-park revenues less amounts remitted to outside parties under concessionaire arrangements. See Note 2 to our Consolidated Financial Statements in the Company’s Form 10-K for fiscal 2018 for additional information and a reconciliation.

•

We achieved Adjusted EBITDA of $468 million, representing an $11 million, or 2%, decline from the Adjusted EBITDA achieved in the prior year (Adjusted EBITDA is the key performance objective for our executive compensation program because it tracks core operating performance closely, it crosses park operating units, and it is easy to track; see “Compensation Philosophy and Objectives” section above); and

Adjusted EBITDA (2)

(2)

See Item 6, “Selected Financial Data,” on page 16 of the Company’s Form 10-K for fiscal 2018 for additional information regarding Adjusted EBITDA, including how we define and use Adjusted EBITDA, as well as a reconciliation from net income.

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•

In October 2018, we increased our quarterly cash distribution to $0.925 per unit, which represented a 4% increase from the previous distribution and would equate to an annualized rate of $3.70 per limited partner unit.

Annualized Cash Distribution (3)

(3)	Calculated by annualizing the quarterly distribution rate approved by the Board in October 2016, October 2017 and October 2018, respectively.

In 2018, we also advanced a number of important long-term initiatives that position us to grow well into the future and that support our mission to make people happy by providing fun, immersive and memorable experiences. These include the following:

•

We completed important capital investment projects to maximize the market potential of our parks, including four ground-breaking roller coasters at Cedar Point, Knott’s Berry Farm, California’s Great America and Kings Dominion, and the renovation and expansion of children’s and family attractions at Carowinds;

•	We introduced a new WinterFest celebration at a fifth park, Kings Dominion, in November and December. We will be expanding this event to Canada’s Wonderland in 2019;

•	We enhanced Cedar Point’s resort accommodations by opening a new five-story addition to Hotel Breakers that features an additional outdoor pool and sun deck adjacent to the mile-long beach; and

•

We announced an exciting array of new rides and attractions to be introduced in our 2019 operating season, including two thrill-packed roller coasters at Canada’s Wonderland and Carowinds, a new, immersive attraction at Cedar Point, the opening of a new hotel at Carowinds, and a new indoor sports facility overlooking Cedar Point.

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Our Pay Governance Reflects Best Practices

WHAT WE DO

✓   A majority of named executive officer compensation is contingent on corporate performance, including long-term incentive compensation, to enhance alignment with our unitholders as described in Compensation Mix-2018 below.

✓ We have mandatory unit ownership guidelines of four times salary for our Chief Executive Officer and two times salary for his direct reports.

✓ Incentive compensation is subject to clawback provisions for our Chief Executive Officer and his direct reports.

✓   Our Compensation Committee is composed solely of directors who are independent under the standards of the SEC and the NYSE, including the heightened standards applicable to Compensation Committee members.

✓ We periodically rotate the Compensation Committee chair assignment, including a transition in 2018.

✓ Our independent Compensation Committee has retained Semler Brossy to advise and report directly to the Committee.

✓ We conduct an annual risk assessment of our compensation programs in consultation with Semler Brossy.

✓ We offer our unitholders the opportunity to cast an advisory vote on our executive compensation every year.

WHAT WE DO NOT DO

We do not provide excise tax “gross ups”.

We do not provide significant perquisites.

We do not allow hedging of our Company’s securities.

We do not allow pledging of our Company’s securities or holding its units in margin accounts.

Executive Compensation Decisions

Our executive compensation decisions for 2018 continue to reflect our desire to recognize, incentivize and retain highly-qualified individuals and to align executive compensation with unitholders’ interests by emphasizing performance-based compensation, directly tying compensation to Company performance and increasing insider equity ownership. As further explained below, each of our executive compensation decisions for 2018 demonstrates our commitment to these goals.

For 2019, at the Compensation Committee’s request, Semler Brossy, our independent executive compensation consulting firm, undertook a broad programmatic review and provided its perspective on our existing program and specific elements of it, including based on its comparison of our program to our peer group and general market practices and feedback it obtained from our executive management team and Board members. The Compensation Committee believes the Semler Brossy review confirms the overall alignment of our program with market practices and our other program objectives, and identified certain areas for consideration and potential refinement. The Committee engaged in a further focused review of our goals and payout leverage curves, with additional analysis and input from Semler Brossy around various possible goal-setting frameworks and leverage curve models. As a result, the Committee decided to make some refinements to the payout scales and leverage curves used in our cash and long-term incentive programs to enhance alignment with unitholders by reducing payouts under the program if performance is below target and increasing payout incentives for performance significantly above target. The approved curve adjustments are in effect for our executives’ 2019 targeted compensation opportunities and are further discussed below.

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Consideration of Last Year’s Advisory Unitholder Vote on Executive Compensation

At the 2018 Annual Meeting of Limited Partner Unitholders, approximately 86% of the units cast were voted to approve the compensation of the Company’s named executive officers. The Compensation Committee believes that the strong unitholder support for the Company’s pay practices in 2018 was a clear endorsement of our current performance-based approach, focused on long-term value creation. Therefore, the Compensation Committee has decided generally to continue its approach to executive compensation for 2019 and to maintain our emphasis on performance in the Company’s executive compensation structure. The advisory vote at this Annual Meeting and future advisory votes on executive compensation will serve as an additional tool, along with our unitholder engagement, to inform the Compensation Committee in evaluating the alignment of the Company’s executive compensation programs with the interests of the Company and its unitholders.

Compensation Performance Measures

As discussed above, our executive compensation program is in large part designed around the achievement of metrics based on Adjusted EBITDA as the key performance objective. Adjusted EBITDA represents earnings before interest, taxes, depreciation, amortization, other non-cash items, and adjustments as defined in our current credit agreement. In the compensation context, we use performance goals that compute performance achieved and targets using “functional currency Adjusted EBITDA,” which differs from the Adjusted EBITDA amounts we report in our earnings releases and financial reports because functional currency Adjusted EBITDA is calculated using the functional currency of the country where the income or loss was earned (i.e., the Canadian dollar for our Canadian operations). We consistently use functional currency in the compensation program and believe it is the most appropriate measurement to determine incentive compensation because it eliminates artificial increases or decreases based solely on currency fluctuations. In addition, for our annual cash incentive awards, the targeted and actual performance calculations are based on earnings before incentive-based compensation expenses, which we compute by adding back the cash costs of our performance-based compensation programs to the functional currency Adjusted EBITDA amounts.

While we have historically designed our executive compensation program around the achievement of metrics based on Adjusted EBITDA, the Compensation Committee from time-to-time considers and may use other metrics. Our 2016 Omnibus Incentive Plan does not limit the performance criteria from which the Committee may choose in structuring awards.

Determining Executive Compensation

We combine the compensation elements discussed below in a manner that we believe will optimize each executive’s contribution to the Company. We recognize and consider many factors in assessing an individual’s value. In general, we work within market-based ranges of base salary commensurate with the executive’s scope of responsibilities and use our cash incentive and unit-based award programs to challenge the executive to achieve superior annual and long-term results for the benefit of the Company and its unitholders. Because a significant portion of this compensation is dependent on performance results, an executive’s actual total compensation can vary considerably if we have a year that exceeds, or fails to meet, expectations. We believe that this is a fair result and appropriately motivates our executives to achieve peak corporate performance over the long term. The range of targeted compensation varies by position and reflects the unique skills, expertise and individual contributions of each executive.

Role of the Compensation Consultant

The Compensation Committee engages an independent executive compensation consulting firm to provide information on competitive practices and trends in our industry, to make recommendations regarding the design of our compensation program and to assist with the annual review of compensation practices and an assessment of the effectiveness of these practices. The compensation consultant is retained by and reports directly to the Compensation Committee and regularly attends and participates in Compensation Committee meetings.

Korn Ferry Hay Group (or Hay Group, prior to its acquisition by Korn/Ferry International in 2015) (“Korn Ferry”) was the Committee’s compensation consultant from 2011 through mid-2018 and made recommendations regarding our 2018 executive compensation program. Korn Ferry assisted with our most recent biannual peer group review, prepared our most recent biannual executive compensation benchmarking study and assisted with a

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review and comparison of our director compensation practices to market practices throughout 2017. The Compensation Committee decided to rotate compensation consultants and conducted a consultant search and request for proposal process in 2018. The Committee selected and engaged Semler Brossy to advise on various compensation matters and has been working with Semler Brossy since mid-2018.

Semler Brossy did not perform any other material services for the Company or for management other than to periodically provide advice and counsel to the Compensation Committee in accordance with the Compensation Committee’s instructions. The Compensation Committee may in the future rotate or select other compensation consultants to provide information or advice on our compensation programs from time-to-time.

Compensation Consultant Conflicts Assessment

The Compensation Committee assessed the independence of Korn Ferry (in February 2018) and Semler Brossy (in June 2018 and February 2019) in accordance with the Securities and Exchange Commission (“SEC”) rules and concluded that each compensation consultant’s work for the Compensation Committee does not raise any conflicts of interest.

In accordance with applicable SEC rules, the Committee took certain factors, which it believes may affect the independence of a compensation consultant, into consideration when selecting Semler Brossy. In particular, at its June 2018 meeting, the Committee considered: (i) whether any other services had been or were being provided by Semler Brossy to the Company, (ii) the amount of fees paid by the Company to Semler Brossy as a percent of Semler Brossy’s total revenues, (iii) Semler Brossy’s policies and procedures designed to prevent conflicts, a copy of which was provided to the Committee, (iv) Semler Brossy’s ownership of Company units, and (v) any business or personal relationships between Semler Brossy and any Committee members or the Company’s executive officers. Following the consideration of these factors, the Committee determined that Semler Brossy is independent. The committee considered these same factors when it reviewed the independence determination in February 2019 and when it made the prior year Korn Ferry independence determination.

Peer Group and Peer Group Review

Compensation information from our peer group and surveys is one factor and reference point that the Compensation Committee considers in the executive compensation decision-making process. The Compensation Committee reviews the peer group periodically, with the goal of reviewing it at least biannually. The Committee last undertook a peer group review in 2017 with the assistance of Korn Ferry. That review resulted in the following updated peer group, which was used for the benchmarking study that Korn Ferry conducted in August 2017 in advance of decisions regarding targeted compensation for 2018:

Buckle, Inc.	International Speedway Corp.	Sea World Entertainment Inc.

Choice Hotels International, Inc.	Madison Square Garden Co.	Six Flags Entertainment Corp.

Cinemark Holdings, Inc.	Marcus Corporation	Speedway Motorsports, Inc.

Dave & Busters	Marriott Vacations Worldwide	Texas Roadhouse, Inc.

DSW, Inc.	* Pinnacle Entertainment, Inc.	Vail Resorts, Inc.

* Finish Line, Inc.	* Regal Entertainment Group

* Finish Line, Inc., Pinnacle Entertainment, Inc., and Regal Entertainment Group were acquired since our peer group review in August 2017.

These peer group members were selected in a review process, in consultation with Korn Ferry, that focused on the peer group we previously had in place, major business changes with respect to the peer group companies and potential companies to add. In establishing and updating our compensation peer group, we focus on U.S. publicly traded companies in family-oriented leisure, recreation and entertainment, with similar business models and markets to ours, with annual revenues between 1/2 to 2 1/2 times our revenues and with a market capitalization and/or employee count comparable to ours. The goal was for peer group companies to meet the majority of these criteria. The Compensation Committee believes this peer group meets this goal, achieves the desired level of balance among the peer group companies in terms of revenues and market capitalization and provides a solid indicator of the executive compensation practices for businesses our size and in our industry.

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The Korn Ferry review included industry and size data for each of the current peer group companies and observations on the most notable business changes with respect to those companies. In considering companies to add to the group in light of the companies recommended for removal, Korn Ferry screened for similarly sized companies in the consumer services industry and considered peers disclosed by our peers and the peer group used by Institutional Shareholder Services (ISS). The final group was considered to have an appropriate number of companies, good leisure and facilities exposure and related sectors and was not viewed to have any aspirational peers. Accordingly, the Compensation Committee approved the above listed group of companies as the peer group for use in its compensation decisions. The Compensation Committee has requested that Semler Brossy conduct a peer group review for potential further updates in 2019.

Market Analysis

The Compensation Committee also periodically requests the compensation consultant to analyze the compensation of our executives relative to that of executives in similar positions at our peer companies and/or survey data, and generally requests the compensation consultant to compile that information at least biannually. While we review this peer group compensation information in our decision-making process, the information is one data point and the Committee exercises judgment and discretion when setting compensation levels. Our executive compensation program is more heavily weighted toward performance-based compensation, and our general objective is to provide base salaries within a competitive range at or near the 50th percentile of our peer group and to provide total direct compensation opportunities that are between the 50th and 75th percentiles of our peer group and aligned with comparable survey data, subject to other individual considerations. Other factors we consider in setting compensation include: recent and projected Company performance, growth and returns to unitholders, the significant industry expertise of the team, recent individual performance, individual performance expectations, survey data, general industry practices, general economic conditions, internal equity, retention and recruiting goals and transitioning of compensation in connection with leadership succession. The Committee does not rely on any single factor as a substitute for its own judgment in making compensation decisions, but instead applies its independent discretion in considering them in their entirety.

Following the review and update of the peer group in 2017, the Compensation Committee requested that Korn Ferry prepare an updated benchmarking study to assess the competitiveness of our executive compensation levels. The Korn Ferry review was completed in August 2017, and covered all components of target total direct compensation, including levels of base salary, target total cash compensation (i.e., base salary plus target bonus) and target long-term incentive compensation. The Korn Ferry study looked at proxy data from our peer group companies and at data based on a general industry survey. The Compensation Committee believes the Korn Ferry analysis confirms that our executive compensation program is appropriately designed to achieve our general objectives. This updated peer and survey analysis provided context for and was one of the factors considered in our compensation decisions for 2018. The Compensation Committee has requested that Semler Brossy conduct an updated benchmarking study in 2019 in coordination with the peer group review.

Roles of the Board of Directors, the Compensation Committee and Our Chief Executive Officer

Although our Board makes the final compensation decisions for the named executive officers, the process of determining compensation is a collaborative one between the Board, Compensation Committee and the chief executive officer. Our chief executive officer dedicates time annually to review all of his direct reports, including the other named executive officers. He reviews each individual against budget targets and achievement of individual performance objectives established before the operating season begins (where applicable) and he makes recommendations to the Compensation Committee regarding the compensation of each individual. The Compensation Committee then, in consultation with the independent compensation consultant, makes compensation determinations and adjustments to the chief executive officer’s recommendations when determined to be appropriate in accordance with the applicable compensation plans and in turn reports its recommendations to the Board for its approval. Decisions regarding the chief executive officer’s compensation are made by the Compensation Committee, together with the Board of Directors, based upon its review of his performance and the Company’s performance.

The Board reviews compensation matters after the conclusion of the peak season and significant financial results are available. The chief executive officer completes his evaluations of the other named executive officers’

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performance against their established targets and achievement of their individual performance objectives and based upon that determination, prepares calculations with respect to cash incentive payouts and equity compensation awards for the current year, as well as recommendations for compensation adjustments for the coming year. The chief executive officer generally presents this report to the Compensation Committee and to the Board in October, and provides a final review in February of the subsequent year when financial results have been finalized and final review of the achievement of individual goals has been completed. Based on Company performance, park performance and individual performance, the Compensation Committee makes final calculations with regard to cash incentive and equity compensation award payouts, subject to Board approval and final audited results.

Elements of 2018 Executive Compensation

Overview

Our executive compensation program is designed around total direct compensation - that is, the combination of base salary, annual cash incentive awards and long-term incentive compensation. In setting targeted total direct compensation, the Compensation Committee seeks to establish each compensation element at a level that both is competitive and will attract and motivate top talent, while keeping overall pay levels aligned with unitholders’ interests and the executives’ job responsibilities.

The following table sets forth each element of our executive compensation program and the principal objectives of that element:

Compensation Element	Principal Objective

Base Salary	Fixed compensation element intended to reward core competencies, experience and required skills in senior leadership positions.

Annual Cash Incentive Awards* Cash Incentive Compensation	Variable compensation element intended to reward contributions to our short-term business objectives and achievement of individual goals.

Long-Term Incentive Compensation** Restricted Unit Awards Performance Unit Awards

Variable compensation element intended to reward contributions to our long-term success, the achievement of our mission and key business objectives, and each named executive officer’s commitment to the interests of our unitholders.

Retirement Benefits Section 401(k) Plan	The named executive officers may participate in the Company’s 401(k) plan, which is available to all our eligible employees.

Executive Perquisites and Health, Life and Disability Benefits

The named executive officers participate in employee benefit plans available to all our eligible employees, including health, life and disability plans.

Perquisites are provided to our named executive officers that we believe are reasonable and are intended to enhance the competitiveness of our compensation packages.

Change in Control and Termination Protection in Employment Agreements	Provides protection if the executive’s employment terminates for a qualifying event or circumstance or in the event of a change in control.

*	We may from time-to-time award discretionary bonuses to our named executive officers separate from our annual cash incentive program, but did not provide any such additional bonuses in 2018.

**

We may make other types of long-term cash or unit-based incentive awards to our executives. Our named executive officers have options outstanding from prior year awards. None of our executives exercised options in 2018.

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We seek to balance the compensation for each executive among the above elements in a manner designed to achieve our overall compensation objectives. In setting cash incentive and equity incentive components of compensation for each executive, we look to the relationship of those components to the executive’s salary and consider the total direct compensation that is represented by salary, cash incentive awards and unit-based awards. The mix of compensation and relative levels of each element is position dependent and may vary year-to-year, including in connection with promotions and leadership transitions.

Compensation Mix - 2018

As noted above, we did not make significant changes to our executive compensation program for 2018. Our program continued to be focused on total targeted direct compensation, and we retained the 60%/40% weighting of performance-based and time-based unit awards in the long-term incentive portion of our program. As a result of our succession planning, Mr. Zimmerman was promoted to President and Chief Executive Officer at the beginning of 2018. His compensation mix was impacted by increased short- and long-term incentive components of his total compensation and an increase in his annual base salary. In establishing his 2018 compensation, we sought to establish an appropriate chief executive officer compensation transition and considered, among other things, chief executive officer benchmarking information from Korn Ferry, our former CEO’s compensation opportunities, further anticipated compensation increases over time, our general market objectives and Mr. Zimmerman’s performance history. Mr. Fisher’s 2018 targeted compensation levels were set when we hired him in late 2017. We also increased the long-term incentive compensation opportunity for Mr. Milkie which impacted his compensation mix. The compensation mix for Mr. Witherow and Ms. Semmelroth was unchanged from 2017. As a result, total compensation increases were biased towards performance-based compensation, with the more significant adjustments grounded in expanded responsibilities. The targeted direct compensation percentages for our named executive officers for 2017 and 2018 are indicated below:

	Zimmerman		Witherow		Fisher	Milkie		Semmelroth

	2017	2018	2017	2018	2018	2017	2018	2017	2018

Salary	22%	20%	26%	26%	25%	31%	30%	31%	31%

Target Cash Incentive	22%	23%	26%	26%	25%	31%	30%	31%	31%

Restricted Units	22%	23%	19%	19%	20%	15%	16%	15%	15%

Performance Units	34%	34%	29%	29%	30%	23%	24%	23%	23%

The equity portion of targeted total direct compensation opportunities for 2017 and 2018 were granted in October 2016 and October 2017, respectively (except for Mr. Fisher who was granted his 2018 equity in December 2017 upon his hiring).

The graphic below illustrates the 2018 targeted total direct compensation mix for Mr. Zimmerman. This chart does not include the value of Mr. Zimmerman’s restricted units granted in 2018 and 2019-2021 performance unit awards because we view those as part of Mr. Zimmerman’s targeted total direct compensation opportunity for 2019. See “Targeted 2019 Long-Term Incentive Compensation” below for further information.

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The graphics that follow illustrate the 2018 targeted total direct compensation mix for our CFO and COO and the 2018 targeted total direct compensation mix for our Executive Vice President and General Counsel and our Executive Vice President and Chief Marketing Officer. These exclude the value of the executives’ restricted units granted in 2018 and 2019-2021 performance unit awards, which we view as part of targeted total direct compensation for 2019.

Base Salary

We pay base salaries to provide a fixed amount of compensation that is not subject to performance-related risk commensurate with the executive’s scope of responsibilities, performance, current compensation levels, tenure with the Company and other experience. We do not consider the earnings of prior long-term incentive awards or retirement plans when determining base salary compensation. Base salaries may be reviewed and adjusted from time to time, subject to the terms of applicable employment agreements. Based on the factors identified above, the Board, or the Compensation Committee, as the case may be, reviews and may adjust the base salary for each of the named executive officers on an annual basis and in connection with promotions or a substantial change in responsibilities. See Narrative to Summary Compensation and Grants of Plan Based Awards Tables - Employment Agreements for additional information on the terms of the employment agreements.

The base salary for each named executive officer falls within a range, when considered together with the other elements of compensation, that the chief executive officer and Compensation Committee believe is appropriate on an individual basis. In reviewing the named executive officer’s salary, the Compensation Committee generally considers, among other things:

•	market data provided by our compensation consultant with respect to comparable positions (rolled forward using certain assumptions between studies);
•	the individual named executive officer’s performance, experience, skills and time in position; and
•	the Company’s overall performance, returns to our unitholders and continued expectations for growth.

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In light of such considerations, Mr. Zimmerman’s base salary was adjusted for 2018 in connection with his promotion to President and Chief Executive Officer. Mr. Fisher’s 2018 salary was set when we hired him in late 2017. Messrs. Witherow and Milkie received 3% increases to recognize their continued success in their executive roles and to reward their contributions to the Company’s performance and execution of growth initiatives in 2017. Ms. Semmelroth’s base salary increase of 5% reflected her strong performance and increased responsibilities. Base salaries have been further adjusted for 2019 following a similar review process; see “Elements of 2019 Executive Compensation” for additional information. The annualized base salaries for our named executive officers for 2017, 2018 and 2019 are indicated below:

Named Executive Officer	2017 Annual Salary	2018 Annual Salary	2019 Annual Salary

Zimmerman	$600,000	$750,000	$800,000

Witherow	$489,300	$503,979	$514,100

Fisher		$550,000	$561,000

Milkie	$425,000	$437,750	$446,600

Semmelroth	$350,000	$367,500	$374,900

Cash Incentive Awards

Our annual cash incentive awards provide a component of compensation that is contingent on the achievement of annual performance objectives and is designed to reward achievement of annual financial and operational goals. The performance objectives and percentage of base salary that may be earned as a cash incentive are determined for each named executive officer and approved by the Compensation Committee by March of the applicable year, unless otherwise provided in a written employment agreement. The performance objectives may be individualized for each position and individual, may be expressed in multiple measures of performance, including individual, business unit, management unit and Company performance, and may be weighted differently between positions and individuals.

Since 2012, the Compensation Committee and the Board have used a short-term cash incentive award program that includes individual performance goals and Company performance goals, and that requires that awards not be paid out if Company financial performance falls below a threshold level. For 2018, 85% of the target cash incentive awards for our named executive officers were based on a target of $531.2  million consolidated functional currency Adjusted EBITDA before incentive compensation expense for the year; see Compensation Discussion and Analysis - Compensation Performance Measures above for an explanation of how we compute this measure. The remaining 15% of the target awards were based on the achievement of individual performance goals.

Payouts of the Company performance-based portion of the award were based on specified threshold, target and maximum levels of performance as compared to the targeted level of performance and were interpolated for performance between those levels. Payouts of the Company performance-based portion of the 2018 cash awards were calculated at the following scale (with amounts interpolated between the various levels):

Level of Performance as a Percentage of Company Financial Target Achieved	Payout as a Percentage of Target Award (Company-based portion)

< 90% of target	No Payout

≥ 90% of target	80%

≥ 100% of target	100%

≥ 105% of target	150%

Payout of the individual performance-based portion of the award was dependent on the achievement of a specified threshold, target or maximum number of individual performance goals, with payout at 0%, 50%, 100% and 150% for the 2018 awards. Maximum payout of the cash incentive awards was limited to 150% of the target award, and no cash incentive awards were eligible to be paid to the executives in the event that functional currency Adjusted EBITDA before incentive compensation expense fell below the threshold level of performance or the Company was not able to pay a distribution during the applicable year due to loan covenants.

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Our employment agreements generally require the executive to be employed at year end to receive a cash incentive for that year, but protect the executives against forfeiting these awards in qualifying termination scenarios. As a result, we believe these awards not only motivate performance but also encourage retention of key employees.

For 2018, the cash incentive opportunities for our chief executive officer and his direct reports included a clawback provision. This clawback provision has a 24-month look back and is triggered upon a financial restatement that results in lower bonus payouts than originally delivered. We may need to modify our clawback provisions when final SEC rules and exchange listing standards are adopted to implement the clawback provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

The 2018 target award opportunities for the named executive officers, reflected as a percentage of 2018 base salary, were as follows:

Named Executive Officer	Target Award in Dollars	Target Award as a Percentage of Base Salary*

Zimmerman	$862,500	115%

Witherow	$503,979	100%

Fisher	$550,000	100%

Milkie	$437,750	100%

Semmelroth	$367,500	100%

*

The target award as a percentage of base salary for 2018 was increased from the 2017 percentage for Mr. Zimmerman (from 100% for 2017). See “Compensation Mix—2018” within this section above for further information.

In 2018, the Company achieved functional currency Adjusted EBITDA before incentive compensation expense of $498.8  million; see Compensation Discussion and Analysis - Compensation Performance Measures for an explanation of how we compute this measure, which represented 93.9% of the target, and based on this level of performance achievement, the payouts of the Company performance-based portion of the cash incentive awards to each of the named executive officers who received awards were at 87.8% of their respective targets. In addition, all of the executives, except Mr. Zimmerman, successfully achieved all of their individual performance goals and were eligible for the payment of 150% of the individual performance-based portion of their respective targets. Mr. Zimmerman achieved a portion of his individual performance goals, and he was eligible for the payment of 50% of his individual performance-based portion of his target.

The 2018 cash incentive payouts for the named executive officers are set forth below:

Named Executive Officer	Cash Incentive Payout	Cash Incentive Payout as a Percentage of 2018 Annual Salary	Cash Incentive Payout as a Percentage of Target

Zimmerman	$708,371	94%	82%

Witherow	$489,515	97%	97%

Fisher	$534,215	97%	97%

Milkie	$425,186	97%	97%

Semmelroth	$356,953	97%	97%

Bonuses

In consideration of our overall compensation objectives and the mix of different types of compensation that were awarded this year, no additional cash bonuses were paid to our named executive officers in fiscal year 2018.

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Long-Term Incentive Compensation

We provide long-term incentive compensation awards to senior management. Outstanding awards have been made under our 2008 and 2016 Omnibus Incentive Plans. Our 2016 Omnibus Incentive Plan allows us to grant options, units, unit appreciation rights, performance awards and other types of unit-based awards. We use these types of awards because we believe they give key employees a proprietary and vested interest in our growth and performance and align key employees’ interests with those of our unitholders, while providing us a cost effective means of compensation. We also believe that the vesting schedule for these awards aids us in retaining executives and motivates superior performance over the long term.

Targeted 2018 Long-Term Incentive Compensation

Our long-term incentive program emphasizes a performance-based approach and alignment with unitholder interests. In furtherance of that performance-based approach, the 2018 unit-based awards to each named executive officer included a mix of performance unit awards and time-based restricted units. The target awards were allocated 60% to performance-based awards and 40% to time-based restricted units. The target long-term incentive award value was determined as a percentage of base salary and then converted to a number of units for each named executive officer, based on the unit price on the day before the grant date. A portion of our increases to the total compensation opportunities for Messrs. Zimmerman and Milkie for 2018 were implemented through increases to their long-term incentive award opportunities, which were effected through increases to the target award opportunities as a percentage of base salary for those executives and the effect of the base salary increases. The dollar value of targeted award opportunities for our other named executive officers (other than Mr. Fisher) also were higher than those in 2017 as a result of their increased salaries for 2018.

The long-term incentive award opportunities for the named executive officers’ 2018 targeted direct compensation opportunities granted in October 2017 (except for Mr. Fisher who was granted his LTI awards in December 2017 upon his hiring) were as follows:

Named Executive Officer	Target LTI Award in Dollars	Target LTI Award as a Percentage of Base Salary*

Zimmerman	$2,062,500	275%

Witherow	$907,162	180%

Fisher	$1,100,000	200%

Milkie	$590,963	135%

Semmelroth	$459,375	125%

*

The target award opportunities as a percentage of base salary for 2018 were increased from the 2017 percentages for Messrs. Zimmerman (from 250% in 2017) and Milkie (from 125% in 2017). See “Compensation Mix - 2018” within this section above. The target award opportunities as a percentage of base salary for 2018 for Mr. Witherow and Ms. Semmelroth were the same as for 2017.

Our long-term performance-based awards have rolling three-year performance periods and related cumulative functional currency Adjusted EBITDA targets, and payout for the awards for the 2018 compensation cycle is based on the achievement of cumulative functional currency Adjusted EBITDA versus the target established for the 2018-2020 period. The 2018 time-based restricted units vest in annual increments over a three-year period. These performance unit awards and restricted unit awards generally require continuous employment through the payment date, subject to certain exceptions contained in employment and grant agreements that provide for continued vesting in qualifying termination or change in control situations. Restricted units are non-transferable during the restricted period. Under the performance awards, award recipients are eligible to receive up to a specified percentage of the target number of potential performance units for a particular performance period. The number of units payable is dependent on the level of attainment of the performance objectives specified for the performance period, as determined by the Committee, and no awards will be paid if the threshold level of performance is not achieved. Awards granted in 2017 have a performance period of January 1, 2018 - December 31, 2020, and are based on the level of achievement of cumulative functional currency Adjusted

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EBITDA versus the target during that period. Payouts of these awards will be at the following scale (with amounts interpolated between the various levels):

Level of Performance as a Percentage of Cumulative Functional Currency Adjusted EBITDA Target Achieved	Payout as a Percentage of Target Number of Units

< 85% of target	No Payout

≥ 85% of target	50%

≥ 100% of target	100%

≥ 105% of target	150%

Restricted Unit Awards Granted in 2017

We awarded the time-based restricted unit component of our 2018 targeted total direct compensation to each of our executives in October 2017 (except for Mr. Fisher who was awarded restricted units in December 2017 upon his hiring). The awards vest incrementally with one third of the award vesting each year over an approximate three year period. The restricted period on the incremental portions of the award lapse upon the executive’s continuous employment through the identified restricted periods which expire in February 2019, 2020 and 2021, respectively, and the awards will thereafter be unrestricted, subject to the employment and grant agreement provisions. These awards accrue distribution equivalents when we make distributions, which will be paid out in cash upon the lapse of the restricted period along with the original awards. The time-based restricted unit awards granted in 2017 were as follows:

Named Executive Officer	Restricted Unit Awards Granted in 2017

Zimmerman	13,264

Witherow	5,834

Fisher	6,452

Milkie	3,800

Semmelroth	2,954

2018-2020 Performance Unit Awards

We granted the performance unit award portion of our 2018 total direct compensation to our executives in October 2017 (except for Mr. Fisher who was awarded performance units in December 2017 upon his hiring). The awards are subject to the achievement of the performance targets set by the Compensation Committee for the performance period of January 1, 2018-December 31, 2020, and are based on the level of achievement of cumulative functional currency Adjusted EBITDA versus the target during that period. These awards accrue distribution equivalents when we make distributions, which are deemed to be reinvested and paid out along with the original awards, subject to achievement of the same performance targets. The 2018-2020 awards will be paid after the end of the performance period only in units, consistent with our program’s focus on alignment with our unitholders.

The target numbers of units for the 2018-2020 performance unit awards were as follows:

Named Executive Officer	2018-2020 Performance Unit Awards (Target)

Zimmerman	19,895

Witherow	8,751

Fisher	9,677

Milkie	5,701

Semmelroth	4,431

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Performance Attained and Vesting of Prior Year (2016-2018) Performance Unit Awards

We have made similar performance unit awards to our named executive officers since 2012, based on the achievement of the performance targets set by the Compensation Committee for the applicable performance period. The performance period for the awards made for 2016 ended on December 31, 2018, and the 2016-2018 performance units vested and were paid out in February 2019. The performance goals for the January 1, 2016 through December 31, 2018 performance period of the 2016 awards and related payout scale were as follows (with amounts interpolated between the various levels):

2016-2018 Cumulative Functional Currency Adjusted EBITDA*	Payout as a Percentage of Target Number of Units

< $1,294,295,000	No Payout

≥ $1,294,295,000	50%

≥ $1,522,700,000	100%

≥ $1,598,835,000	150%

*	See Compensation Discussion and Analysis - Compensation Performance Measures for an explanation of how we compute this measure.

The Company achieved cumulative functional currency Adjusted EBITDA of $1,477.9 million from January 1, 2016 through December 31, 2018, which resulted in achieving 97.1% of the performance target. As a result, the 2016-2018 performance units paid out at 90.2% of the target number of performance units.

Employment Agreements

We have entered into multi-year employment agreements with each of our named executive officers. These employment agreements serve as the starting point from which the Compensation Committee then continues the process in setting executive compensation. We believe that it is in the best interests of the Company to enter into multi-year employment agreements with our executive officers because the agreements foster long-term retention while still allowing the Compensation Committee to exercise considerable discretion in designing incentive compensation programs. We entered into a new agreement with Mr. Zimmerman in 2017 that became effective in 2018 as part of our executive leadership transition process, and this agreement continues until Mr. Zimmerman’s employment with us is terminated as provided in the agreement. Each of our current agreements with our other executive officers were automatically renewed or took effect in December 2017, and the executives’ employment under the agreements continues through December 31, 2019, subject to 24-month automatic renewal periods until one of the parties terminates the agreement.

Post-Employment and Change in Control Compensation

Each employment agreement provides for certain benefits in termination and change-in-control situations. In addition, certain of our incentive plans contain termination and change-in-control provisions. The agreements that would apply to our named executive officers in a termination and change-in-control situation are discussed in detail under Potential Payments Upon Termination or Change in Control section below.

Retirement Programs

Our named executive officers participate in our tax-qualified Cedar Fair Retirement Savings Plan. This plan, or a similar plan, is available to all of our eligible employees and contains a 401(k) matching program as well as a profit sharing component. The annual amount of the profit sharing contribution is determined, after consideration of the Compensation Committee’s recommendation, by the Board, in its sole discretion. Our contributions to this plan for our named executive officers are included in the “All Other Compensation” column of the Summary Compensation Table. In addition, Mr. Milkie has an account under our 2008 Supplemental Retirement Plan, which is described within the Pension Benefits for 2018 section. Additional contributions to this plan were discontinued in 2011, and we do not intend to have any other executive officers participate in this plan.

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Perquisites

We provide perquisites to our named executive officers that we believe are reasonable, competitive and consistent with our overall compensation philosophy. We believe that these benefits generally enhance the competitiveness of our compensation packages and represent a small percentage of overall compensation.

In 2018, we provided Messrs. Zimmerman, Witherow and Milkie and Ms. Semmelroth with automobile allowances. In addition, we covered the costs of an annual physical exam for Mr. Zimmerman and Ms. Semmelroth. See Footnote 4 to the Summary Compensation Table for a discussion of when the value of perquisites is reported in that table.

Elements of 2019 Executive Compensation

Compensation Mix - 2019

We approved 2019 targeted total direct compensation opportunities for all of our executives in late 2018. We did not make significant changes to our executive compensation program for 2019, other than to modify the payout scale of the Company performance-based portion of the annual incentive plan and the long-term performance-based awards. The modification provides less downside protection if performance is below target and greater payout incentives for performance significantly above target. See “2019 - 2021 Performance Unit Awards” within this section below for the new long-term incentive payout scale which also applies to the Company performance-based portion of the 2019 cash incentive awards and Compensation Discussion and Analysis - Summary above. The compensation opportunities for each of our executives reflect a mix similar to their 2018 mix, with an increased short-term incentive award opportunity for Mr. Zimmerman as part of the further transitioning of his CEO compensation. While the executives’ final compensation mix for 2019 is subject to change, the “Targeted 2019 Long-Term Incentive Compensation” within this section below discusses the unit-based awards currently in place for the 2019 compensation cycle. Because the grant date for the 2019 long-term incentive awards fell in 2018, the 2019 long-term incentive awards are included in the Summary Compensation Table for 2018 and Grants of Plan-Based Awards Table below. As a result, we have described the fiscal 2019 awards granted in October 2018 in this CD&A, even though we view them as part of each executive’s total direct compensation opportunity for 2019.

Targeted 2019 Long-Term Incentive Compensation

The Compensation Committee and Board continued its practice of awarding the long-term incentive grants for a calendar year during the October meeting of the preceding year. Accordingly, the restricted units and performance unit awards related to targeted 2019 long-term incentive compensation were granted in October 2018. The performance period and vesting schedules for the October 2018 awards are the same as they would have been had we made the awards in February 2019. The Company did not make additional equity grants to the named executive officers in February 2019.

As with the 2018 long-term incentive awards, the unit-based portion of the 2019 total target direct compensation opportunity included a mix of 60% performance unit awards and 40% time-based restricted units for our named executive officers. The long-term incentive award opportunities for the named executive officers’ 2019 targeted direct compensation opportunities were as follows:

Named Executive Officer	Target LTI Award in Dollars*	Target LTI Award as a Percentage of Base Salary*

Zimmerman	$2,200,000	275%

Witherow	$925,380	180%

Fisher	$1,122,000	200%

Milkie	$602,910	135%

Semmelroth	$468,625	125%

*	The target award opportunities as a percentage of base salary for 2019 for each of the executive officers were the same as for 2018. See “Compensation Mix - 2019” within this section above.

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Payout for the 2019 cycle of performance awards is based on the achievement of cumulative functional currency Adjusted EBITDA versus the target established for the 2019-2021 period, which scale the committee updated for 2019. The 2019 time-based restricted units vest in annual increments over a three-year period starting in February 2020 for our named executive officers. The performance unit awards and restricted unit awards generally are subject to the same employment requirements, termination vesting provisions and transfer restrictions as the performance awards that are part of our targeted total direct compensation for 2018.

Restricted Unit Awards Granted in 2018

We awarded the time-based restricted unit component of our 2019 targeted total direct compensation to our executives in October 2018. The awards vest incrementally with one third of the award vesting each year over an approximate three year period for the named executive officers. The restricted period on the incremental portions of the award lapse upon the executive’s continuous employment through the identified restricted periods which expire in February of 2020, 2021 and 2022, respectively, and the awards will thereafter be unrestricted, subject to the employment and grant agreement provisions. The time-based restricted unit awards accrue distribution equivalents when we make distributions, which will be paid out in cash upon the lapse of the restricted period along with the original awards. The October 2018 time-based restricted unit awards were as follows:

Named Executive Officer	Restricted Unit Awards Granted in 2018

Zimmerman	17,064

Witherow	7,178

Fisher	8,703

Milkie	4,676

Semmelroth	3,635

2019-2021 Performance Unit Awards

We granted the performance unit award portion of our 2019 total direct compensation to our executives in October 2018. The awards are subject to the achievement of the performance targets set by the Compensation Committee for the performance period of January 1, 2019-December 31, 2021, and are based on the level of achievement of cumulative functional currency Adjusted EBITDA versus the target during that period. These awards accrue distribution equivalents when we make distributions, which are deemed to be reinvested and paid out along with the original awards, subject to achievement of the same performance targets. The 2019-2021 awards will be paid only in units, consistent with our program’s focus on alignment with our unitholders.

Payouts of the Company 2019-2021 performance units will be calculated at the following scale (with amounts interpolated between the various levels):

Level of Performance as a Percentage of Company Financial Target Achieved	Payout as a Percentage of Target Award

< 93% of target	No Payout

≥ 93% of target	50%

≥ 100% of target	100%

≥ 105% of target	150%

≥ 107% of target	200%

The payout scale was modified by the Compensation Committee to enhance alignment with our unitholders. First, the modification of the payout scale reduced payouts under the program if performance is below target. Specifically, the threshold level of performance was increased from achieving 85% of the Company financial target to achieving 93% of the Company financial target. Second, the modification of the payout scale increased payout incentives for performance significantly above target. Specifically, the maximum opportunity was increased to a payout of 200% of the target award for achieving 107% of the Company financial target. The previous maximum opportunity of 150% payout of the target award for achieving 105% of the Company financial target remains as an additional level between the target and maximum opportunities.

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The target numbers of units for the 2019-2021 performance unit awards were as follows:

Named Executive Officer	2019-2021 Performance Unit Awards (Target)

Zimmerman	25,596

Witherow	10,766

Fisher	13,054

Milkie	7,015

Semmelroth	5,452

Risk Assessment Process

The Compensation Committee has reviewed our compensation programs and concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on us. This risk assessment process included a review of the design and operation of our compensation programs, consultation with our compensation consultants at Semler Brossy, review of a risk assessment matrix which aided us in the process of identifying and evaluating situations or compensation elements that may raise material risks, and an evaluation of the controls and processes we have in place to manage those risks. Because we provide different types of compensation, consider various factors in assessing Company and individual performance and retain, at the Compensation Committee level, discretion in certain compensation matters, we believe that our compensation program provides an effective and appropriate mix of incentives to help ensure the Company’s performance is focused on long-term value creation and does not encourage our executives to take unreasonable risks with respect to our business.

Impact of Tax and Accounting Considerations

In adopting various executive compensation plans and packages, as well as in making certain executive compensation decisions, particularly with respect to grants of unit-based long-term incentive awards, the Compensation Committee considers the accounting treatment and the anticipated financial statement impact of such decisions, as well as the anticipated dilutive impact on our unitholders.

As a result of our status as a Partnership, Section 162(m) of the Internal Revenue Code does not apply to Cedar Fair.

Securities Trading Policy

Our Company has a policy that executive officers and non-employee directors may not purchase or sell our units when they may be in possession of nonpublic material information. In addition, this policy restricts short sale transactions and transactions involving put or call options relating to our securities, pledging of our securities, and holding of our securities in margin accounts.

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SUMMARY COMPENSATION TABLE FOR 2018

The table below summarizes the total compensation paid to or earned by each of the named executive officers for the fiscal years ended December 31, 2018, 2017 and 2016.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)		(i)	(j)

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Unit Awards ($) (2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)		All Other Compensation ($) (4) (5)	Total ($)

Richard A. Zimmerman	2018	$750,000	—	$2,199,976	—	$708,371	—		$32,980	$3,691,327

President and Chief Executive Officer	2017	$646,154	—	$2,062,490	—	$607,770	—		$38,453	$3,354,867
	2016	$570,871	—	$1,500,020	—	$676,516	—		$24,922	$2,772,329

Brian C. Witherow	2018	$503,979	—	$925,372	—	$489,515	—		$19,719	$1,938,585

Executive Vice President and Chief Financial Officer	2017	$525,838	—	$907,187	—	$495,636	—		$20,399	$1,949,060
	2016	$475,000	—	$880,709	—	$566,746	—		$19,661	$1,942,116

Tim V. Fisher (6)	2018	$550,000	—	$1,122,008	—	$534,215	—		—	$2,206,223

Chief Operating Officer	2017	—	—	—	—	—	—		—	—
	2016	—	—	—	—	—	—		—	—

Duffield E. Milkie	2018	$437,750	—	$602,905	—	$425,186	$8,099	(7)	$19,398	$1,493,338

Executive Vice President and General Counsel	2017	$446,865	—	$590,962	—	$430,504	$5,053	(7)	$20,013	$1,493,397
	2016	$379,000	—	$531,240	—	$339,153	$9,976	(7)	$19,661	$1,279,030

Kelley S. Semmelroth	2018	$367,500	—	$468,617	—	$356,953	—		$29,965	$1,223,035

Executive Vice President and Chief Marketing Officer	2017	$368,750	—	$459,347	—	$354,533	—		$20,014	$1,202,644
	2016	$325,000	—	$437,482	—	$387,774	—		$31,148	$1,181,404

(1)

The 2016 salary amount for Mr. Zimmerman was prorated to reflect the raise he received in October 2016 in connection with his promotion to the position of President. The 2017 salary amounts include cash payments in lieu of vacation in the following amounts to Messrs. Zimmerman: $46,154, Witherow: $36,538, Milkie: $21,865, and Ms. Semmelroth: $18,750. These payments represent a payout for earned and accrued vacation due to a change in the Company’s vacation policy during 2017.

(2)

The amounts in column (e) reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of unit-based awards other than options granted during the fiscal year ended December 31, 2018, 2017 or 2016, as applicable. The amounts included in this table for all performance unit awards were computed based on the probable outcome of the applicable performance conditions on the grant date, which was the target level of performance for all performance unit awards.

The 2018 amount for each executive includes the grant date fair value of the October 2018 restricted unit awards and the October 2018 performance unit awards for the 2019-2021 performance period, which we view as part of the executives’ targeted total direct compensation opportunities for 2019. The ASC Topic 718 grant date fair value of the 2019-2021 performance unit awards by executive assuming target and maximum levels of performance are as follows: Mr. Zimmerman - $1,319,986 (target), $2,639,971 (maximum); Mr. Witherow - $555,203 (target), $1,110,405 (maximum); Mr. Fisher - $673,195 (target), $1,346,390 (maximum); Mr. Milkie - $361,764 (target), $723,527 (maximum); and Ms. Semmelroth - $281,160 (target), $562,319 (maximum).

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The 2017 amount for each executive includes the grant date fair value of the October 2017 restricted unit awards and the October 2017 performance unit awards for the 2018-2020 performance period, which we view as part of the executives’ targeted total direct compensation opportunities for 2018. The ASC Topic 718 grant date fair value of the 2018-2020 performance unit awards by executive assuming target and maximum levels of performance are as follows: Mr. Zimmerman - $1,237,469 (target), $1,856,235 (maximum); Mr. Witherow - $544,312 (target), $816,499 (maximum); Mr. Milkie - $354,602 (target), $531,934 (maximum); and Ms. Semmelroth - $275,608 (target), $413,443 (maximum).

The 2016 amount for each executive includes the grant date fair value of the October 2016 restricted unit awards and the October 2016 performance unit awards for the 2017-2019 performance period, which we view as part of the executives’ targeted total direct compensation opportunities for 2017. The ASC Topic 718 grant date fair values of the 2017-2019 performance unit awards by executive assuming target and maximum levels of performance are as follows: Mr. Zimmerman - $900,012 (target), $1,350,018 (maximum); Mr. Witherow - $528,425 (target), $792,638 (maximum); Mr. Milkie - $318,733 (target), $478,099 (maximum); and Ms. Semmelroth - $262,489 (target), $393,762 (maximum).

Assumptions used in the calculation of these amounts are discussed in Note 7 to the Partnership’s audited financial statements for the fiscal year ended December 31, 2018, included in the Partnership’s Form 10-K filed with the Securities and Exchange Commission on February 22, 2019.

(3)

The amounts in column (g) reflect cash incentive awards to the named executive officers for 2018, 2017 and 2016. See the discussion under Compensation Discussion and Analysis - Elements of 2018 Executive Compensation - Cash Incentive Awards and Narrative to Summary Compensation and Grants of Plan-Based Awards Tables – Cash Incentive Awards and Bonuses.

(4)

The amounts shown in column (i) reflect, for each named executive officer, 401(k) matching contributions of 3% of pay and reflect profit sharing contributions of 4% of pay up to the respective limitations imposed under rules of the Internal Revenue Service. The 2018 profit sharing contributions for each named executive officer were $11,469. The amounts in column (i) also reflect, for each named executive officer for whom the total value of perquisites received in a given year was at least $10,000, the aggregate value of perquisites received in that year. The 2018 amount shown in column (i) for Mr. Zimmerman and Ms. Semmelroth includes the cost of a physical exam. For additional discussion of contributions that we make for our named executive officers under our Retirement Savings Plan and of perquisites we provide our named executive officers, see Compensation Discussion and Analysis - Elements of 2018 Executive Compensation - Retirement Programs and Compensation Discussion and Analysis - Elements of 2018 Executive Compensation - Perquisites.

(5)

The value attributable to the personal use of company-provided automobiles (calculated in accordance with Internal Revenue Service guidelines) is included as compensation on the W-2 of named executive officers who receive such benefits. This value is included in column (i) for each named executive officer for whom the total value of perquisites for the year was $10,000 or more. Each named executive officer is responsible for paying income tax on such amount.

(6)	Mr. Fisher joined Cedar Fair as Chief Operating Officer on December 18, 2017.

(7)	The amounts in column (h) reflect for the applicable year the aggregate change in the actuarial present value of Mr. Milkie’s accumulated benefit under the 2008 Supplemental Retirement Plan.

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GRANTS OF PLAN-BASED AWARDS TABLE FOR 2018

(a)	(b)	(c)	(d)	(e)	(f)		(g)		(h)		(i)		(j)	(k)	(l)
	Estimated Possible Payouts Under Non- Equity Incentive Plan Awards (1)				Estimated Future Payouts Under Equity Incentive Plan Awards								All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/unit)	Grant Date Fair Value of Unit and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)		Target (#)		Maximum (#)		All Other Unit Awards: Number of Units (#)

Zimmerman	10/31/18	—	—	—	12,798	(2)	25,596	(2)	51,192	(2)	—		—	—	$1,319,986

	10/31/18	—	—	—	—		—		—		17,064	(3)	—	—	$879,990

	—	$651,188	$862,500	$1,293,750	—		—		—		—		—	—	—

Witherow	10/31/18	—	—	—	5,383	(2)	10,766	(2)	21,532	(2)	—		—	—	$555,203

	10/31/18	—	—	—	—		—		—		7,178	(3)	—	—	$370,169

	—	$380,504	$503,979	$755,969	—		—		—		—		—	—	—

Fisher	10/31/18	—	—	—	6,527	(2)	13,054	(2)	26,108	(2)	—		—	—	$673,195

	10/31/18	—	—	—	—		—		—		8,703	(3)	—	—	$448,814

	—	$415,250	$550,000	$825,000	—		—		—		—		—	—	—

Milkie	10/31/18	—	—	—	3,508	(2)	7,015	(2)	14,030	(2)	—		—	—	$361,764

	10/31/18	—	—	—	—		—		—		4,676	(3)	—	—	$241,141

	—	$330,501	$437,750	$656,625	—		—		—		—		—	—	—

Semmelroth	10/31/18	—	—	—	2,726	(2)	5,452	(2)	10,904	(2)	—		—	—	$281,160

	10/31/18	—	—	—	—		—		—		3,635	(3)	—	—	$187,457

	—	$277,463	$367,500	$551,250	—		—		—		—		—	—	—

(1)

These columns show possible payouts under 2018 cash incentive awards that were based on the achievement of the Company and individual performance measures established in February 2018. The threshold, target and maximum opportunities in column (c), (d) and (e), respectively, assume achievement of the threshold, target or maximum level of both the Company performance goals and individual performance goals, as applicable. Actual amounts paid with respect to these awards are reported in column (g)  of the Summary Compensation Table for 2018. See Compensation Discussion and Analysis - Elements of 2018 Executive Compensation - Cash Incentive Awards and Narrative to Summary Compensation and Grants of Plan-Based Awards Tables – Cash Incentive Awards and Bonuses.

(2)

Amounts reflect a multi-year performance unit award for the January 1, 2019 – December 31, 2021 performance period. The threshold, target and maximum potential number of performance units that may be earned is set forth in columns (f), (g) and (h). In addition to the threshold, target and maximum levels, there is an additional level in between target and maximum for which an individual could earn 150% of the target award. Payouts will be based on the level of achievement of consolidated functional currency Adjusted EBITDA versus specified levels of performance over the three-year period. See Compensation Discussion and Analysis - Elements of 2018 Executive Compensation - Targeted 2019 Long-Term Incentive Compensation - 2019-2021 Performance Unit Awards and Narrative to Summary Compensation and Grants of Plan-Based Awards Tables – Performance Unit Awards – Functional Currency Adjusted EBITDA-Based Performance Units.

(3)

Amounts reflect time-based restricted units. The awards vest ratably over a three-year period beginning in February 2020. See Compensation Discussion and Analysis - Elements of 2018 Executive Compensation - Targeted 2019 Long-Term Incentive Compensation - Restricted Unit Awards Granted in 2018 and Narrative to Summary Compensation and Grants of Plan-Based Awards Tables - Restricted Unit Awards.

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NARRATIVE TO SUMMARY COMPENSATION AND GRANTS OF PLAN-BASED AWARDS TABLES

The description that follows summarizes the terms and conditions of our employment agreements with Messrs. Zimmerman, Witherow, Fisher and Milkie and Ms. Semmelroth. It also summarizes the terms of and the programs under which the compensation reflected in the tables for our named executive officers was awarded. Additional information is provided in the Compensation Discussion and Analysis and Potential Payments upon Termination or Change in Control sections.

Employment Agreements

We have an employment agreement with Richard A. Zimmerman, our president and chief executive officer, which was entered into in 2017, took effect in January 2018 and which will continue indefinitely until his employment is terminated under the terms of the employment agreement. The agreement establishes Mr. Zimmerman’s base salary at an annual rate of $750,000 commencing in 2018 which his base salary will be reviewed from time to time but will not be subject to decrease except in the event of salary reductions applicable to substantially all of our senior executives. Under the agreement, during his employment period, Mr. Zimmerman is eligible to participate in our cash incentive compensation plans and equity incentive plans, including our 2016 Omnibus Incentive Plan, at a level appropriate to his respective position and performance, as determined by the Board. Per the terms of his employment agreement, the target cash incentive award for 2018 is 115% of his base salary. The agreement also provides that for 2018, the maximum annual cash incentive payable by Cedar Fair is 172.5% of his base salary (which represents 150% of the target). The annual cash incentive minimum payment threshold for Mr. Zimmerman is 90% of the target performance threshold. His cash incentive targets will be reviewed from time to time but will not be subject to decrease except in the event of a target reduction applicable to substantially all of our senior executives.

The agreement provides that, if Mr. Zimmerman’s respective employment is terminated, in certain situations he becomes fully vested in any equity awards made under Cedar Fair’s Omnibus Incentive Plan that vest within 18 months after his termination of employment. Any Omnibus Plan equity awards will immediately vest upon a change in control under his agreement. Any calendar year cash incentive compensation awards are to be paid to Mr. Zimmerman at the same time as our other senior executives and no later than March 15 following the end of the year. Mr. Zimmerman generally must be employed on the last day of the year to receive a cash incentive award for that year, but the agreements specify certain situations where a termination of employment would not result in forfeiture of a cash incentive award. See the Potential Payments Upon Termination or Change in Control section for detailed descriptions of the above-described situations and other potential termination and change in control benefits. In addition, Mr. Zimmerman is eligible to participate in any benefit and compensation plans that we offer from time to time, including medical, disability, life insurance, 401(k) and deferred compensation plans, on the same basis as our other senior executives, and he is entitled to four weeks of annual paid vacation days. The agreement contains non-competition, confidentiality, non-disparagement and assignment of inventions provisions and a clawback provision in favor of Cedar Fair that is further described below.

Our employment agreements with Mr. Witherow (our executive vice president and chief financial officer), Mr. Milkie (our executive vice president and general counsel), and Ms. Semmelroth (our executive vice president and chief marketing officer) were automatically renewed in December 2017. We entered into an employment agreement with Mr. Fisher (our chief operating officer) upon his hiring in December 2017. The executives’ employment under the agreements continues through December 31, 2019, subject to 24-month automatic renewal periods until either party provides written notice of its intent to terminate the agreement at least 60 days prior to the automatic renewal date. The agreements entitle each executive to receive a specified annual base salary, which will be reviewed from time to time but will not be subject to decrease except in the event of salary reductions applicable to substantially all of our senior executives. The minimum annual base salary amounts specified in the agreements (excluding Mr. Fisher’s agreement), which were effective beginning January 2015, are: Mr. Witherow, $416,000; Mr. Milkie, $368,000; and Ms. Semmelroth, $294,000. Mr. Fisher’s agreement establishes his minimum base salary at an annual rate of $550,000 commencing in 2018. During the employment period, each executive is eligible to participate in our cash incentive compensation plans and equity incentive plans, including our Omnibus Incentive Plan, at a level appropriate to his or her position and performance, as determined by the Board. Any Omnibus Plan equity awards will immediately vest upon a change in control under the agreement. Any calendar

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year cash incentive awards are to be paid to the executive at the same time as our other senior executives and no later than March 15 following the end of the year. The executives generally must be employed on the last day of the year to receive a cash incentive award for that year, but the agreement specifies certain situations where a termination of employment would not result in forfeiture of a cash incentive award. The agreement also provides that, if employment is terminated in certain situations, the executive will become fully vested in any equity awards made under Cedar Fair’s Omnibus Incentive Plan that vest within 18 months after the termination of employment. See the Potential Payments Upon Termination or Change in Control section for detailed descriptions of those situations and other potential termination and change in control benefits. In addition, each executive is eligible to participate in any benefit and compensation plans that we offer from time to time, including medical, disability, life insurance, 401(k) and deferred compensation plans, on the same basis as our other senior executives (other than the CEO), and the executive is entitled to annual vacation days and reimbursement for reasonable business expenses incurred in performing his or her duties in accordance with policies that we maintain from time to time. Each agreement contains noncompetition, confidentiality, non-disparagement and assignment of inventions provisions and a clawback provision in favor of Cedar Fair that is further described below.

Under the clawback provisions of our employment agreements, our Board may require an executive to return their incentive compensation paid or granted within the preceding twenty-four months, if (i) the payment was predicated upon achieving certain financial results that were subsequently the subject of a substantial restatement of Cedar Fair’s financial statements filed with the Securities and Exchange Commission, (ii) the Board determines that the executive engaged in intentional misconduct that caused or substantially caused the need for the substantial restatement, and (iii) a lower payment would have been made based upon the restated financial results. For a discussion of the benefits that would be provided by the employment agreements in the event of each executive’s death, retirement, disability or other terminations or upon a change in control, see Potential Payments Upon Termination or Change in Control in this proxy statement.

Cash Incentive Awards and Bonuses

The amounts reported in column (g) of the Summary Compensation Table represent final payouts of cash incentive awards for 2018, 2017 and 2016, which were tied to the achievement of performance measures and target award opportunities established by March of the applicable year. For 2018, 2017 and 2016, 85% of the target cash incentive award opportunities were based on a target for consolidated functional currency Adjusted EBITDA before incentive compensation expense for the year, and 15% of the target cash incentive awards were based upon the achievement of individual performance goals. Payouts could range from 0% up to a maximum of 150% of the target award, and specific threshold, target and maximum levels of performance and related payout scales were established for both the Company and individual portions of the awards. The threshold, target and maximum cash incentive awards for 2018 are reported in columns (c), (d) and (e), respectively, of the Grants of Plan-Based Awards Table. For additional detail regarding our cash incentive award program and the 2018 cash incentive awards (including the percentage of 2018 base salary represented by each executive’s target award opportunity, payout scales established, and the payout levels for 2018 for the Company and individual portions of the awards and the payout received as a percentage of base salary for each executive for 2018), see Compensation Discussion and Analysis - Elements of 2018 Executive Compensation - Cash Incentive Awards. No additional cash bonuses were awarded to our named executive officers for 2018.

Option Grants

We did not award options to our named executive officers in 2018, 2017 or 2016.

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Restricted Unit Awards

We made time-based restricted unit grants to our named executive officers in 2018, 2017 and 2016. The grant date fair values of these restricted units are included in the applicable year’s amounts in the Unit Awards column (e) of the Summary Compensation Table. The numbers of units granted and grant date fair values of the 2018 awards are set forth in columns (i) and (l) of the Grants of Plan-Based Awards Table. The restricted period on these awards will lapse upon the executive’s continuous employment through the applicable vesting dates, as follows:

Grant Date:	October 2016 (2)	October 2017 (2)	October 2018
Vesting Dates:	1/3 - February 2018 (1)	1/3 - February 2019 (1)	1/3 - February 2020

	1/3 - February 2019 (1)	1/3 - February 2020	1/3 - February 2021

	1/3 - February 2020	1/3 - February 2021	1/3 - February 2022

(1)	Vested prior to the date of this proxy statement.

(2)

Mr. Fisher, who was hired in December 2017 as Chief Operating Officer, did not receive a restricted unit award in 2016. He was granted restricted unit awards in December 2017 as part of his targeted total direct compensation opportunities for 2018.

The executive is unable to sell, transfer, pledge or assign restricted units during the applicable restricted period and will not receive any payments or distributions during that period, but the executive may vote the restricted units during the restricted period. The restricted units will accumulate distribution equivalents if and to the extent that we make distributions on our units during the restricted period in the same form as any such distributions. Upon the expiration of the applicable restricted period, the units will thereafter be unrestricted and any accrued distribution equivalents will be paid promptly. Our employment agreements provide for 18 month continued vesting of these restricted units for qualifying terminations. Otherwise, executives will forfeit their restricted units and any distribution equivalents if they do not satisfy the continuous employment requirement, except in the cases of death, disability, retirement and change in control. For additional detail, see Compensation Discussion and Analysis - Elements of 2018 Executive Compensation - Targeted 2018 Long-Term Incentive Compensation (and the “- Restricted Unit Awards Granted in 2017” discussion therein) and Compensation Discussion and Analysis - Elements of 2018 Executive Compensation - Targeted 2019 Long-Term Incentive Compensation (and the “- Restricted Unit Awards Granted in 2018” discussion therein).

Performance Unit Awards

Functional Currency Adjusted EBITDA-Based Performance Units

We made performance unit awards to our named executive officers in 2018, 2017 and 2016, which are subject to the level of achievement of cumulative functional currency Adjusted EBITDA versus the target set by the Compensation Committee for the respective performance periods, as follows:

Grant Date:	October 2016 (1)	October 2017 (1)	October 2018

Performance Period:	January 1, 2017 - December 31, 2019	January 1, 2018 - December 31, 2020	January 1, 2019 - December 31, 2021

(1)

Mr. Fisher, who was hired in December 2017 as Chief Operating Officer, did not receive a performance unit award in 2016. He was granted performance unit awards in December 2017 as part of his targeted total direct compensation opportunities for 2018.

Executives are eligible to receive up to 150% of the target number of potential performance units for the applicable performance period for the 2017-2019 and 2018-2020 performance unit awards and up to 200% of the target number of potential performance units for the applicable performance period for the 2019-2021 performance unit awards. Payouts will be made based on a sliding scale of performance objectives, and no awards will be paid if the threshold performance level is not achieved. The threshold, target and maximum numbers of units for the named executive officers’ 2019-2021 performance unit awards are set forth in columns (f), (g) and (h), respectively, of the

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Grants of Plan-Based Awards Table. In addition to the threshold, target and maximum levels, there is an additional level between target and maximum for which an individual could earn 150% of the target award. The grant date fair values of the 2019-2021 performance unit awards, calculated in accordance with ASC Topic 718 and based upon the probable outcome of the performance conditions, are reported in column (l) of the Grants of Plan-Based Awards Table and are included in the 2018 amounts set forth in the Unit Awards column (e) of the Summary Compensation Table. The grant date fair values of the 2018-2020 performance unit awards and of the 2017-2019 performance unit awards, calculated in accordance with ASC Topic 718 and based upon the probable outcome of the performance conditions, are included in the 2017 and 2016 amounts set forth in the Unit Awards column (e) of the Summary Compensation Table, respectively. Distribution equivalents are earned on the number of performance units that become payable if and to the extent we make distributions on our units after the grant date and before the payment date of the award. Awards will be paid after the end of the performance period and by March of the following year. All awards will be payable in units. Our employment agreements provide for 18 month continued vesting of these performance awards following qualifying terminations. Otherwise, an executive must remain in continuous employment with us through the payment date or will forfeit the entire award, except that awards will be prorated in the event of death, disability or retirement, and that awards will be deemed earned and payable in full at the target level in the event of a change in control. For additional detail regarding the 2019-2021 performance units (including the payout scale for the awards), see Compensation Discussion and Analysis - Elements of 2018 Executive Compensation - Targeted 2019 Long-Term Incentive Compensation (and the “- 2019-2021 Performance Unit Awards” discussion therein). For additional detail regarding the 2018-2020 performance units (including the payout scale of the awards), see Compensation Discussion and Analysis - Elements of 2018 Executive Compensation - Targeted 2018 Long-Term Incentive Compensation (and the “- 2018-2020 Performance Unit Awards” discussion therein).

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OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END FOR 2018

	Option Awards					Unit Awards

(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)		(i)		(j)

Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Units That Have Not Vested (#) (1)		Market Value of Units That Have Not Vested ($) (2)		Equity Incentive Plan Awards: Number of Unearned Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Units or Other Rights That Have Not Vested ($)

Zimmerman	32,929	—	—	$36.95	2/26/2023

						2,652	(4)	$155,155

						6,962	(5)	$384,337

						13,264	(6)	$686,876

						17,064	(7)	$822,911

						12,905	(3)	$610,407	(3)

										17,749	(8)	$839,528	(8)

										21,420	(9)	$1,013,166	(9)

										13,026	(10)	$616,130	(10)

Witherow	17,786	—	—	$29.53	3/27/2022

	27,092	—	—	$36.95	2/26/2023

						2,000	(4)	$117,010

						4,088	(5)	$225,678

						5,834	(6)	$302,114

						7,178	(7)	$346,159

						9,730	(3)	$460,229	(3)

										10,421	(8)	$492,913	(8)

										9,422	(9)	$445,661	(9)

										5,479	(10)	$259,157	(10)

Fisher (11)						6,452	(6)	$328,375

						8,703	(7)	$419,702

										10,285	(9)	$486,481	(9)

										6,643	(10)	$314,214	(10)

Milkie	18,104	—	—	$36.95	2/26/2023

						886	(4)	$51,835

						2,466	(5)	$136,136

						3,800	(6)	$196,783

						4,676	(7)	$225,500

						4,313	(3)	$204,005	(3)

										6,286	(8)	$297,328	(8)

										6,138	(9)	$290,327	(9)

										3,570	(10)	$168,861	(10)

Semmelroth	13,943	—	—	$36.95	2/26/2023

						836	(4)	$48,910

						2,030	(5)	$112,066

						2,954	(6)	$152,973

						3,635	(7)	$175,298

						4,068	(3)	$192,416	(3)

										5,176	(8)	$244,825	(8)

										4,771	(9)	$225,668	(9)

										2,775	(10)	$131,258	(10)

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(1)

Column includes restricted units and 2016-2018 performance units. Performance unit amounts for the 2016-2018 performance units in this column include additional units that are credited as a result of the reinvestment of distribution equivalents.

(2)

The market values for restricted units were calculated by multiplying the closing market price of our units on December 31, 2018 as reported on the NYSE ($47.30), by the number of restricted units in column (g), and adding to that the amount of cash distribution equivalents accumulated on the restricted units from the grant date of the award through December 31, 2018. See Narrative to Summary Compensation and Grants of Plan-Based Awards Table – Restricted Unit Awards for additional detail.

(3)

Amounts represent performance units awarded in October 2015 that were contingent upon the level of achievement of cumulative functional currency Adjusted EBITDA versus the target during the period from January 2016 through December 2018. The amounts set forth in column (g) are the actual number of units earned and include the reinvestment in distribution equivalent units of distributions on such number. These awards vested and were paid in February 2019. For additional information regarding these awards, see Compensation Discussion and Analysis - Elements of 2018 Executive Compensation - Performance Attained and Vesting of Prior Year (2016-2018) Performance Unit Awards.

(4)

Amounts represent restricted units awarded in October 2015. These awards vested and were paid in February 2019. These restricted units accumulated distribution equivalents during the restricted period that were payable in the same form as accrued when the awards vested. Distribution equivalents accumulated as of the fiscal year-end are reflected only in column (h) as all distribution equivalents on the restricted units were accrued in cash.

(5)

Amounts represent restricted units awarded in October 2016. One half of these restricted units vested on February 25, 2019 and the remaining one half will vest on February 24, 2020. These restricted units accumulate distribution equivalents during the restricted period that will be payable in the same form as accrued when the awards vest. Distribution equivalents accumulated as of the fiscal year-end are reflected only in column (h) as all distribution equivalents on the restricted units have been accrued in cash.

(6)

Amounts represent restricted units awarded in October 2017 (except for Mr. Fisher who was awarded restricted units in December 2017 upon his hiring). One-third of these restricted units vested on February 25, 2019, and one-third will vest on February 24, 2020 and February 22, 2021. These restricted units accumulate distribution equivalents during the restricted period that will be payable in the same form as accrued when the awards vest. Distribution equivalents accumulated as of the fiscal year-end are reflected only in column (h) as all distribution equivalents on the restricted units have been accrued in cash.

(7)

Amounts represent restricted units awarded in October 2018. One-third of these restricted units will vest on February 24, 2020, February 22, 2021 and February 28, 2022. These restricted units accumulate distribution equivalents during the restricted period that will be payable in the same form as accrued when the awards vest. Distribution equivalents accumulated as of the fiscal year-end are reflected only in column (h) as all distribution equivalents on the restricted units have been accrued in cash.

(8)

Amounts represent performance units awarded in October 2016 that are contingent upon the level of achievement of cumulative functional currency Adjusted EBITDA versus the target during the period from January 2017 through December 2019. The amounts set forth in column (i) assume that the target number of units are earned and assume the reinvestment in distribution equivalent units of distributions on such target number from the grant date of the award through December 31, 2018. The actual number of units and distribution equivalents earned will be determined following the end of the performance period and will vest and will be payable in units in March 2020. Market value reported in column (j) was calculated by multiplying the target number of units and distribution equivalent units through December 31, 2018 that may be earned set forth in column (i) by the closing market price of our units as of December 31, 2018.

(9)

Amounts represent performance units awarded in October 2017 (except for Mr. Fisher who was awarded performance units in December 2017 upon hiring) that are contingent upon the level of achievement of cumulative functional currency Adjusted EBITDA versus the target during the period from January 2018

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through December 2020. The amounts set forth in column (i) assume that the target number of units are earned and assume the reinvestment in distribution equivalent units of distributions on such target number from the grant date of the award through December 31, 2018. The actual number of units and distribution equivalents earned will be determined following the end of the performance period and will vest and will be payable in units in March 2021. Market value reported in column (j) was calculated by multiplying the target number of units and distribution equivalent units through December 31, 2018 that may be earned set forth in column (i) by the closing market price of our units as of December  31, 2018. For additional information regarding these awards, see Compensation Discussion and Analysis - Elements of 2018 Executive Compensation - Targeted 2018 Long-Term Incentive Compensation - 2018-2020 Performance Unit Awards.

(10)

Amounts represent performance units awarded in October 2018 that are contingent upon the level of achievement of cumulative functional currency Adjusted EBITDA versus the target during the period from January 2019 through December 2021. The amounts set forth in column (i) assume that the minimum threshold number of units are earned and assume the reinvestment in distribution equivalent units of distributions on such threshold number from the grant date of the award through December 31, 2018. The actual number of units and distribution equivalents earned will be determined following the end of the performance period and will vest and will be payable in units in March 2022. Market value reported in column (j) was calculated by multiplying the threshold number of units and distribution equivalent units through December 31, 2018 that may be earned set forth in column (i) by the closing market price of our units as of December  31, 2018. For additional information regarding these awards, see Compensation Discussion and Analysis - Elements of 2018 Executive Compensation - Targeted 2019 Long-Term Incentive Compensation - 2019-2021 Performance Unit Awards.

(11)

Mr. Fisher joined Cedar Fair as Chief Operating Officer on December 18, 2017. His outstanding equity awards include restricted unit awards and performance unit awards granted in 2017 and 2018 as part of his targeted total direct compensation opportunities for 2018 and 2019, respectively.

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OPTION EXERCISES AND UNITS VESTED IN 2018

	Option Awards		Unit Awards

(a)	(b)	(c)	(d)		(e)

Name	Number of Units Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Units Acquired on Vesting (#) (1)		Value Realized on Vesting ($) (1)

Zimmerman	—	—	2,615	(2)	$178,160	(2)

			2,653	(3)	$180,749	(3)

			3,482	(4)	$237,229	(4)

			20,705	(5)	$1,390,134	(5)

Witherow	—	—	1,383	(2)	$94,224	(2)

			2,000	(3)	$136,260	(3)

			2,044	(4)	$139,258	(4)

			10,962	(5)	$735,989	(5)

Fisher	—	—	—	(6)	—	(6)

Milkie	—	—	874	(2)	$59,546	(2)

			887	(3)	$60,431	(3)

			1,233	(4)	$84,004	(4)

			6,928	(5)	$465,146	(5)

Semmelroth	—	—	699	(2)	$47,623	(2)

			836	(3)	$56,957	(3)

			1,016	(4)	$69,220	(4)

			5,534	(5)	$371,553	(5)

(1)

The amounts in column (d) reflect the total number of restricted units or performance units that vested for each executive in 2018, plus additional units credited as a result of reinvestment of distribution equivalents. The amounts in column (e) do not reflect accrued distribution equivalents in the form of cash for restricted units.

(2)

Reflects the vesting and related value of one-third of the restricted unit grants made in February 2015. The value realized on the vesting of restricted units is equal to the number of restricted units vested multiplied by the closing price of our units on the NYSE on the day before the date of vesting.

(3)

Reflects the vesting and related value of one-third of the restricted unit grants made in October 2015. The value realized on the vesting of restricted units is equal to the number of restricted units vested multiplied by the closing price of our units on the NYSE on the day before the date of vesting.

(4)

Reflects the vesting and related value of one-third of the restricted unit grants made in October 2016. The value realized on the vesting of restricted units is equal to the number of restricted units vested multiplied by the closing price of our units on the NYSE on the day before the date of vesting.

(5)

Reflects the vesting and related value of the 2015-2017 performance unit awards, which were paid out at 150% of the target number of performance units as disclosed in our proxy statement last year, plus additional units credited as a result of reinvestment of distribution equivalents. All participants received the value in units. The value realized on the vesting of performance units is equal to the number of units of performance units vested multiplied by the closing price of our units on the NYSE on the day before the date of vesting.

(6)	Mr. Fisher joined Cedar Fair as Chief Operating Officer on December 18, 2017. He was not granted any awards that vested in 2018.

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PENSION BENEFITS FOR 2018

(a)	(b)	(c)	(d)	(e)

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal Year ($)

Zimmerman	—	—	—	—

Witherow	—	—	—	—

Fisher	—	—	—	—

Milkie	2008 Supplemental Retirement Plan	11	$116,093	—

Semmelroth	—	—	—	—

(1)	The estimated present value amount is based on projected benefits earned through age 62 assuming (i) an annual interest rate of 4.33% and (ii) a discount rate of 5.91%.

We adopted the 2008 Supplemental Retirement Plan (the “2008 SERP”) in February 2008 to provide supplemental retirement benefits to certain of our executive officers, and accounts were established and credited in prior years for some of our executive officers under the 2008 SERP. Credits under the 2008 SERP were made on the basis of base salary, with no participant account being credited more than $100,000 in any plan year, and no more than $250,000 being credited in the aggregate to all participant accounts in any plan year. Accounts earn interest at the prime rate of our bank, as adjusted each December.

Mr. Milkie is the only named executive officer for 2018 to participate in the 2008 SERP. Mr. Milkie will become fully vested in his account upon the earliest of his retirement (provided that he has at least twenty years of service with the Partnership), or if while employed by the Partnership, upon his death, disability, or change in control. Distribution of the accrued balance generally will be made as a lump sum amount at the time specified in the plan. Participants may elect to receive the lump sum at a different time or to receive the accrued balance in a number of future payments over a specified period if certain conditions are satisfied. In general, the delay elected by a participant may not exceed 10 years or 5 years depending on when the distribution election is made. Additional contributions to the 2008 SERP were discontinued in 2011, and we do not intend to have any other executive officers participate in this plan.

PAY RATIO DISCLOSURE

SEC rules require us to disclose the median of the annual total compensation of all employees (except our CEO), the annual total compensation of the CEO and the ratio of these two amounts for our last completed fiscal year.

We identified the median employee from a comparison of compensation information for all Company employees as of November 11, 2018 other than our CEO. For 2017, we identified the median employee as of November 6, 2017. We changed the date for identifying the median employee in 2018 as it aligned more appropriately between our Halloween events and WinterFest events.

Given the nature of our business, we rely heavily on seasonal, entry-level employees, some of whom only work one or two months per year. Consequently, as of the date we determined our median employee, seasonal employees accounted for 75.5% of our workforce. To identify the median employee, we used annual earnings reported to taxing authorities (for example, in the United States, information reported on W-2s), and ranked employees from highest to lowest. For purposes of this determination, compensation paid in Canadian dollars to our Canadian employees was converted to U.S. dollars using Canadian to U.S. dollar exchange rates, consistent with the exchange methodology used in our financial reporting. The median employee of all employees except the CEO was a seasonal employee.

Once we found the median employee, we computed the annual total compensation for 2018 for that employee in the same manner as total compensation is determined for the Summary Compensation Table. Accordingly, we

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determined that the median of the annual total compensation of all employees (except our CEO) was $9,600 for 2018. In 2018, Richard Zimmerman held the position of Chief Executive Officer of the Company. Mr. Zimmerman’s compensation for 2018, calculated in the same manner as in the Summary Compensation Table, totaled $3,691,327. This results in an estimated CEO to median employee pay ratio of 385:1.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following summaries describe and quantify the payments that each named executive officer would receive if his or her employment with us were terminated or if we had a change in control. These payments and benefits derive from a combination of employment agreements, our Omnibus Incentive Plans and related award agreements and our supplemental retirement plan. In all cases, the timing and amount of payments will comply with the requirements of Section 409A of the Code. We have quantified the potential payments assuming that the termination or change in control occurred on December 31, 2018 and the relevant unit price is the closing market price of our units on the NYSE on December 31, 2018, which was $47.30 per unit.

Payments Pursuant to Employment Agreements (other than in connection with a Change in Control)

The following information summarizes payments that our named executive officers will receive in the event of terminations without cause, as a result of death or disability, in connection with non-renewals of their employment agreements and in general. Descriptions of release requirements, restrictions and certain key defined terms are provided at the end of this section. For information regarding payments in the event of a change in control, see “Payments Upon a Change in Control or a Termination Following a Change in Control” below. For additional information regarding payments in the event of death, disability or retirement, see “Payments Upon Death, Disability or Retirement under our Incentive and Supplemental Retirement Plans” below.

Terminations without Cause or due to Disability and Resignations for Good Reason

If we terminate the employment of Messrs. Zimmerman, Witherow, Fisher or Milkie or Ms. Semmelroth without cause or because of a disability, or if any of those executives resign for good reason (in each case, other than in connection with a change in control), each executive will be entitled to:

•

Payment of accrued and unpaid base salary, reimbursement of business expenses and payment for accrued and unused vacation days, each as accrued as of the termination date, in a lump sum within 30 days following termination;

•	An amount equal to two times his base salary for Mr. Zimmerman (and for the other executives, an amount equal to one times base salary). This amount will be payable:

•	for Mr. Zimmerman, in a single lump sum on the first regularly scheduled payroll date following the 60th day after the termination; or

•

for the other executives, at the same time salary otherwise would be paid over the 12-month period following termination, but with the first payment being made on the first regularly scheduled payroll date following the 60th day after the termination and including any payments that otherwise would be due earlier;

and will be reduced by any payments received from any short- or long-term disability plan maintained by us, where applicable;

•

Any unpaid annual cash incentive award earned with respect to a calendar year ending on or before the date of termination, payable at the same time payment would have been made had the executive continued to be employed;

•

A pro-rata portion of his or her annual cash incentive award for the calendar year of termination, based on actual performance (with certain qualitative performance criteria being deemed satisfied in full), which amount will be prorated based on the number of days the executive is employed during the applicable year and payable at the same time payment is made to other senior executives and no later than March 15 of the next calendar year;

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•

Payment of the after-tax monthly COBRA continuation coverage premium under our medical plans (less the amount of the executive’s contribution as if he or she was an active employee), until the earliest of twelve months after termination, the date the executive is no longer eligible for COBRA or the date that he or she obtains other employment with medical benefits, with the first COBRA premium payment being made following the timely delivery of a general release and including any amounts due prior thereto;

•

Full vesting in any equity awards made under Cedar Fair’s Omnibus Incentive Plans that vest within 18 months after his or her termination of employment without cause or his or her resignation for good reason unless otherwise specifically exempted from vesting by the terms of the underlying award agreement. Equity awards other than options that vest under this provision will be paid or vest on the scheduled payment date under the award agreement without regard to the continuous employment requirements or proration. Options that vest within the 18 month period will terminate 30 calendar days after the vesting date unless exercised; and

•	All other accrued amounts or benefits the executive is due under our benefit plans, programs or policies (other than severance).

Death

If the employment of any of Messrs. Zimmerman, Witherow, Fisher or Milkie or Ms. Semmelroth is terminated by reason of death, the executive or his or her legal representatives shall be entitled to:

•

Payment of accrued and unpaid base salary, reimbursement of business expenses and payment for accrued and unused vacation days, each as accrued as of the termination date, in a lump sum within 30 days following termination;

•

Any unpaid annual cash incentive award earned with respect to a calendar year ending on or before the date of termination, payable at the same time payment would have been made had the executive continued to be employed;

•

A pro-rata portion of his or her annual cash incentive award for the calendar year of termination, based on actual performance (with certain qualitative performance criteria being deemed satisfied in full), which amount will be prorated based on the number of days the executive is employed during the applicable year and payable at the same time payment is made to other senior executives and no later than March 15 of the next calendar year;

•

Payment of the after-tax monthly COBRA continuation coverage premium under our medical plans for the executive’s spouse and eligible dependents (less the amount of the executive’s contribution as if he or she was an active employee) for a period of up to twelve months after executive’s death, if permitted under applicable law; and

•	All other accrued amounts or benefits the executive is due under our benefit plans, programs or policies (other than severance).

Non-Renewal

For executives other than Mr. Zimmerman, in certain situations where the executive’s employment agreement is not renewed (described below), the executive will be entitled to:

•

Payment of accrued and unpaid base salary, reimbursement of business expenses and payment for accrued and unused vacation days, each as accrued as of the termination date, in a lump sum within 30 days following termination;

•

An amount equal to his or her base salary, payable at the same time salary otherwise would be paid over the 12-month period following termination, but with the first payment being made on the first regularly scheduled payroll date following the 60th day after the termination and including any payments that otherwise would be due earlier;

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•

Any unpaid annual cash incentive award earned with respect to a calendar year ending on or before the date of termination, payable at the same time payment would have been made had the executive continued to be employed;

•

Payment of the after-tax monthly COBRA continuation coverage premium under our medical plans (less the amount of the executive’s contribution as if he or she was an active employee), until the earliest of twelve months after termination, the date the executive is no longer eligible for COBRA or the date that he or she obtains other employment with medical benefits, with the first COBRA premium payment being made following the timely delivery of a general release and including any amounts due prior thereto;

•	All other accrued amounts or benefits the executive is due under our benefit plans, programs or policies (other than severance); and

•

Full vesting in any equity awards made under Cedar Fair’s Omnibus Incentive Plans that vest within 18 months after his or her termination of employment unless otherwise specifically exempted from vesting by the terms of the underlying award agreement, with such awards vesting and being paid as described above for terminations without cause or resignations for good reason.

Our named executive officers, other than Mr. Zimmerman, will qualify for these non-renewal benefits if we are not willing to renew the employment agreement and the executive chooses to terminate his or her employment immediately following the employment period.

Other Terminations

If the executive’s employment is terminated for any reason other than those described above or those described under “Payments Upon a Change in Control or a Termination Following a Change in Control,” which we refer to in the tables below as “All Terminations,” the executive or his or her legal representatives will be entitled to receive a lump sum payment within 30 days following termination consisting of accrued and unpaid base salary, reimbursement of business expenses and payment for accrued and unused vacation days, each as accrued as of the date of termination. The executive also will be entitled to any unpaid annual cash incentive award earned with respect to a calendar year ending on or before the date of termination, payable at the same time payment would have been made had the executive continued to be employed, and all other accrued amounts or benefits the executive is due under our benefit plans, programs or policies (other than severance).

Releases and Restrictions; Certain Definitions

Any termination payments under the executives’ respective employment agreements are subject to execution, timely delivery, and non-revocation of a general release in favor of Cedar Fair. In addition, each executive is subject to non-competition, non-solicitation, confidentiality, non-disparagement and cooperation provisions contained in his or her employment agreement. The non-competition and non-solicitation obligations last for a minimum of twelve months after termination (regardless of the reason for termination), and last twelve months plus the number of months for which he or she receives severance payments or 18-month continued equity vesting, subject to a 36-month cap under Mr. Zimmerman’s employment agreement.

Under the employment agreements, “cause” means: (i) the executive’s willful and continued failure to perform his or her duties or follow the lawful direction of the Board (or, for the executives other than Mr. Zimmerman, the chief executive officer or the Board) or a material breach of fiduciary duty after written notice of the breach; (ii) theft, fraud, or dishonesty with regard to Cedar Fair or in connection with the executive’s duties; (iii) indictment for or conviction of (or guilty or no contest plea to) a felony or any lesser offense involving fraud or moral turpitude; (iv) material violation of our code of conduct or similar written policies after written notice specifying the violation; (v) willful misconduct unrelated to us that has, or is likely to have, a material negative impact on us after written notice specifying the failure or breach; (vi) gross negligence or willful misconduct relating to our affairs; (vii) material breach by the executive of his or her employment agreement; (viii) a final and non-appealable determination by a court or other governmental body that the executive has materially violated federal or state securities laws; or (ix) a breach or contravention of another employment agreement or other agreement or policy by virtue of the executive’s employment with us or performance of his or her duties, or the existence of any other limitation on his or her activities on our behalf except for confidentiality obligations to former employers.

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“Disability” means a physical or mental incapacity or disability that renders or is likely to render the executive unable to perform his or her material duties for either 180 days in any twelve-month period or 90 consecutive days, as determined by a physician selected by us.

“Good reason” means, without the executive’s express consent: (i) any material diminution in his or her responsibilities, authorities or duties; (ii) any material reduction in the executive’s (x) base salary, or (y) target cash incentive opportunity (except in the event of an across the board reduction in base salary or cash incentive opportunity applicable to substantially all of our senior executives); (iii) a material breach of the employment agreement by us; or (iv) a forced relocation of his or her place of employment by the greater of seventy (70) miles or the distance constituting a “material change in the geographic location” of the executive’s place of employment under Section 409A. The events described in (iv) do not constitute “good reason” under Mr. Zimmerman’s employment agreement. The events described in (i), (ii) and (iv) will not constitute “good reason,” nor will the events described in (iii) constitute “good reason” under Mr. Zimmerman’s employment agreement, unless the executive notifies us in writing and we fail to cure the situation within the time periods specified in the agreement.

Payments upon Death, Disability or Retirement under our Incentive and Supplemental Retirement Plans

All amounts accrued under our 2008 SERP will also become fully vested and payable upon an executive’s death, disability or retirement at age 62 or over with at least 20 years of service. Any cash incentive awards outstanding at the time of death or retirement will be paid on a prorated basis. Our functional currency Adjusted EBITDA-based performance unit awards under the Omnibus Incentive Plans will be payable in the event of death or disability while employed by us, or retirement at age 62 or over from employment with us, with amounts being prorated where the death, separation from service due to disability or retirement occurs during the performance period. Restrictions on our outstanding restricted unit awards will lapse upon death, disability or retirement. Options awarded under the Omnibus Incentive Plans will expire on the earlier of the ten year anniversary of the grant date or the date that is thirty (30) days after a separation from service under the plan. The named executive officers also will receive payments in these situations as described above under “Payments Pursuant to Employment Agreements (other than in connection with a Change in Control).”

Payments upon a Change in Control or a Termination Following a Change in Control

Our employment agreements with Messrs. Zimmerman, Witherow, Fisher and Milkie and Ms. Semmelroth provide for certain benefits and payments in the event of qualifying terminations following a change in control. Our incentive plans, award agreements and 2008 SERP also contain change-in-control provisions. Each of our incentive plans, award agreements and employment agreements uses the “change in control” definition provided by Section 409A of the Code or a definition based on the 409A definition. As a result, if a change in control occurs under one plan or agreement, it will trigger payment under the other plans and agreements as well. “Change-in-control” events include:

•

a change in ownership of the Partnership which generally would occur when a person or group acquires units representing more than 50 percent of the total fair market value or total voting power of the Partnership;

•

a change in the effective control of the Partnership, which could occur even if a change in ownership has not occurred, and would occur if either (i) a person or group acquires units, all at once or over a period of 12 months, representing 30 percent or more of the total voting power of the Partnership, or (ii) a majority of our directors will have been replaced during a 12-month period by directors not endorsed by a majority of the board before the date of appointment or election; or

•

a change in ownership of a substantial portion of the assets of the Partnership, which would occur if a person or group acquires, all at once or over a period of 12 months, assets from us that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of our assets immediately before the acquisition(s), determined without regard to any liabilities associated with such assets.

Section 409A and its rules contain detailed provisions for determining whether a change-in-control event has occurred. The above descriptions of change-in-control events are general summaries only, and we refer you to Section 409A and its rules for additional detail.

CEDAR FAIR, L.P. | 2019 Proxy Statement / 53

All of our employment agreements with change in control severance provisions and our supplemental retirement plan contain a double trigger change in control provision, which means that two events must occur for a participant to receive payments under the change in control provision. First, a change in control must occur. The second trigger under the employment agreements is that the executive’s employment must be terminated within 24 months following the change in control. Terminations for “good reason” (as defined above) by the executive qualify for change in control protection in addition to involuntary terminations. The second trigger under our supplemental retirement plan is the occurrence of a separation from service under the plan. While most of the employment agreement change in control benefits are subject to the double trigger, the agreements also provide that any equity awards under our Omnibus Plans (including any successor plans) fully and immediately vest upon a change in control (i.e., a single trigger for the equity awards), with performance awards payable at target or as specified in the plan or the award terms. Our 2008 Omnibus Incentive Plan and outstanding equity awards under it contain single trigger change in control provisions. Our 2016 Omnibus Incentive Plan has a double trigger change in control provision, subject to our award and employment agreement terms and Committee discretion, which results in a single trigger for our named executive officers’ outstanding equity awards under their employment agreements.

If we terminate the employment of Mr. Zimmerman, Mr. Witherow, Mr. Fisher, Mr. Milkie or Ms. Semmelroth without cause or because of a disability within 24 months following a change in control, or if any of those executives resign for good reason within 24 months following a change in control, the executive is entitled to the payments and benefits described above under “Payments Pursuant to Employment Agreements (other than in connection with a Change in Control) - Terminations without Cause or due to Disability and Resignations for Good Reason,” except that:

•	in lieu of his or her non-change in control severance or base salary continuation, as applicable:

○

Each executive other than Mr. Zimmerman will receive, a lump sum severance amount equal to two and one-half times the executive’s annual cash compensation for the year preceding the calendar year in which the change in control occurred, less $1; and

○	Mr. Zimmerman will receive a lump sum severance amount equal to three times annual cash compensation for the year preceding the calendar year in which the change in control occurred, less $1; and

•

the executive will have the right to continue medical and dental insurance coverage under COBRA during the 30 month period following the termination, and to receive monthly reimbursement of such COBRA continuation coverage premiums from us, if permitted by applicable law.

For purposes of our employment agreements, “cash compensation” with respect to any calendar year is defined as (a) the total salary payable, (b) target annual cash incentive compensation with respect to that calendar year, even if not paid during the year, and (c) with respect to any multi-year cash bonus, the amount actually paid. Any lump sum payments made pursuant to the employment agreements in connection with a change in control will be paid on the next regularly scheduled payroll date following the sixtieth day after the termination, subject to the requirements of Section 409A.

In addition, upon a change in control (with or without a subsequent termination of employment), named executive officer equity incentive plan awards would vest or be paid as follows pursuant to the various plans and agreements:

•

All performance awards will be deemed to have been earned and payable in full and any other restriction shall lapse and the awards will be paid within 30 days. Our outstanding functional currency Adjusted EBITDA-based performance awards will be deemed earned at the target level.

•	All restrictions applicable to our outstanding restricted unit awards will lapse and restricted units will become fully vested and transferable.

54 / 2019 Proxy Statement | CEDAR FAIR, L.P.

•

Unless the Committee determines otherwise, if we make “other unit awards” under the 2016 Omnibus Incentive Plan, all restrictions, limitations and other conditions applicable to such awards would lapse and those awards would become fully vested and transferable and be issued, settled or distributed, as applicable within 30 days.

•

Unless the Committee determines otherwise, if we grant options or unit appreciation rights under the 2016 Omnibus Incentive Plan, any unvested options and unit appreciation rights would vest and become fully exercisable. Option holders could elect to “cash out” any options within 60 days for the difference between the price of the option and the fair market value per unit at the time of the election.

All amounts accrued by the named executive officers under our 2008 SERP will vest and be funded in a trust for the benefit of the executive officers when they retire at or after reaching age 62, die, or become disabled, whichever occurs first.

Our executive employment agreements cap the present value of the aggregate payments, distributions and benefits provided to or for the executive’s benefit which constitute parachute payments under Section 280G of the Code at 299% of the base amount (as defined for purposes of Section 280G). If the present value exceeds the cap, the payments, distributions and benefits to the executive will be reduced in the order specified in his employment agreement so that the reduced amount will result in no portion of his payments, distributions and benefits being subject to excise tax. We refer to this type of provision as a “280G cap and cutback provision” below.

Payments of change-in-control amounts or provisions of change-in-control benefits under the employment agreements are conditioned upon the execution and non-revocation of a mutually acceptable separation agreement and release.

CEDAR FAIR, L.P. | 2019 Proxy Statement / 55

Table of Potential Payments Upon Termination or Change in Control

The payments that would have been made to each of the named executives upon a termination of his or her employment or a change in control of the Partnership as of December 31, 2018 are as follows:

Name/ Executive Benefits and Payments Upon Separation	All Terminations		Termination Other than For Cause or For Good Reason		Termination upon Non- renewal		Disability		Death		Change in Control Only	Termination upon Change in Control

Richard A. Zimmerman

Earned but unpaid salary	$32,877		$32,877		$—		$32,877		$32,877		$—	$32,877

Severance	—		1,500,000		—		1,500,000		—		—	2,869,486	(1)

Incentive compensation	165,967	(3)	165,967	(3)	—		165,967	(3)	320,095	(3)	—	320,095	(3)

Restricted units	—		1,271,714	(4)	—		2,049,280		2,049,280		2,049,280	2,049,280

Performance units	—		1,449,934	(5)	—		1,507,814	(6)	1,507,814	(6)	3,761,662	3,761,662

Health benefits	—		18,756		—		18,756		18,756		—	71,582

Total	$198,844		$4,439,248	(7)	$—		$5,274,694	(7)	$3,928,822	(7)	$5,810,942	$9,104,982

Brian C. Witherow

Earned but unpaid salary	$22,092		$22,092		$22,092		$22,092		$22,092		$—	$22,092

Severance	—		503,979		503,979		503,979		—		—	2,446,499	(2)

Incentive compensation	172,575	(3)	172,575	(3)	172,575	(3)	172,575	(3)	187,039	(3)	—	187,039	(3)

Restricted units	—		659,484	(4)	659,484	(4)	990,961		990,961		990,961	990,961

Performance units	—		953,142	(5)	953,142	(5)	937,391	(6)	937,391	(6)	1,967,113	1,967,113

Health benefits	—		17,493		17,493		17,493		17,493		—	50,677

Total	$194,667		$2,328,765	(7)	$2,328,765	(7)	$2,644,491	(7)	$2,154,976	(7)	$2,958,074	$5,664,381

Tim V. Fisher

Earned but unpaid salary	$24,110		$24,110		$24,110		$24,110		$24,110		$—	$24,110

Severance	—		550,000		550,000		550,000		—		—	48,972	(2)

Incentive compensation	188,334	(3)	188,334	(3)	188,334	(3)	188,334	(3)	204,119	(3)	—	204,119	(3)

Restricted units	—		358,817	(4)	358,817	(4)	748,077		748,077		748,077	748,077

Performance units	—		—		—		162,160	(6)	162,160	(6)	1,114,922	1,114,922

Health benefits	—		17,547		17,547		17,547		17,547		—	57,552

Total	$212,444		$1,138,808	(7)	$1,138,808	(7)	$1,690,228	(7)	$1,156,013	(7)	$1,862,999	$2,197,752

Duffield E. Milkie

Earned but unpaid salary	$19,189		$19,189		$19,189		$19,189		$19,189		$—	$19,189

Severance	—		437,750		437,750		437,750		—		—	2,124,999	(2)

Incentive compensation	149,896	(3)	149,896	(3)	149,896	(3)	149,896	(3)	162,460	(3)	—	162,460	(3)

Restricted units	—		394,326	(4)	394,326	(4)	610,254		610,254		610,254	610,254

Performance units	—		501,333	(5)	501,333	(5)	498,999	(6)	498,999	(6)	1,151,521	1,151,521

Supplemental retirement	—		—		—		116,093		116,093		116,093	116,093

Health benefits	—		17,493		17,493		17,493		17,493		—	50,677

Total	$169,085		$1,519,987	(7)	$1,519,987	(7)	$1,849,674	(7)	$1,424,488	(7)	$1,877,868	$4,235,193

Kelley S. Semmelroth

Earned but unpaid salary	$16,110		$16,110		$16,110		$16,110		$16,110		$—	$16,110

Severance	—		367,500		367,500		367,500		—		—	1,749,999	(2)

Incentive compensation	125,841	(3)	125,841	(3)	125,841	(3)	125,841	(3)	136,388	(3)	—	136,388	(3)

Restricted units	—		321,391	(4)	321,391	(4)	489,247		489,247		489,247	489,247

Performance units	—		437,241	(5)	437,241	(5)	430,856	(6)	430,856	(6)	946,301	946,301

Health benefits	—		12,363		12,363		12,363		12,363		—	40,703

Total	$141,951		$1,280,446	(7)	$1,280,446	(7)	$1,441,917	(7)	$1,084,964	(7)	$1,435,548	$3,378,748

56 / 2019 Proxy Statement | CEDAR FAIR, L.P.

(1)

Amount was decreased by $730,513 to comply with the 280G cap and cutback provision of Mr. Zimmerman’s employment agreement. Pre-capped severance amount based on 2017 cash compensation, as defined in his employment agreement and described above on pages 50-55, which reflects the salary and target annual cash bonus for 2017. See Summary Compensation Table for increased 2018 salary versus 2017 and Grants of Plan-Based Awards Table for 2018 target cash incentive opportunity, which would result in higher severance amount for change in control and termination dates on and after January 1, 2019 (subject to the 280G cap and cutback provision).

(2)

Severance amount based on 2017 cash compensation, as defined in his or her employment agreement and described above on pages 50-55, which reflects the salary and target annual cash bonus for 2017. See Summary Compensation Table for increased 2018 salary versus 2017 and Grants of Plan-Based Awards Table for 2018 target cash incentive opportunity, which would result in higher severance amount for change in control and termination dates on and after January 1, 2019 (subject to the 280G cap and cutback provision).

(3)	Amount excludes portion of 2018 cash incentive award paid prior to the assumed termination date.

(4)

Amount includes the restricted units awarded to each of the named executive officers in October 2015 and October 2016 other than Mr. Fisher, two-thirds of the restricted units awarded in 2017, and one-third of the restricted units awarded in October 2018. Amount based on value of the units, including the value of any accumulated distribution equivalents, as of the assumed termination date. Value of this award depends on the unit price as of the later applicable payment dates and could differ from that assumed herein. Value of the restricted units also depends on the value of future distributions made prior to the payment date.

(5)

Amount includes the performance awards awarded to each of the named executive officers in October 2015 and October 2016 other than Mr. Fisher. This amount is based on the actual number of units earned for the October 2015 award, and for the October 2016 award assumes that all performance metrics are met over the applicable performance period and that each of the named executive officers would receive the target number of units. The amount represents the value at December 31, 2018 of units for each of the named executive officers, which includes the value of distribution equivalents accrued through the assumed termination date, as follows: Mr. Zimmerman - 30,654 units; Mr. Witherow - 20,151 units; Mr. Milkie - 10,599 units; and Ms. Semmelroth - 9,244 units. The total units under the October 2016 award that would be payable, however, could be higher or lower as a result of performance actually attained. Additionally, as each of the named executive officers would not receive any payments under the October 2016 award until the scheduled payment date in 2020, the value of the units would depend on the unit price as of the later applicable payment date and on the value of future distributions made prior to the payment date.

(6)

If each of the named executive officers had died or had become disabled on December 31, 2018, he or she would be entitled to receive payment in 2019, 2020 and 2021, respectively, as provided in his or her 2016-2018, 2017-2019 and 2018-2020 performance unit awards as if he or she were employed on the applicable payment date. Any such payments from the performance awards would be prorated as of December 31, 2018, the date of death or disability, and would depend upon the level of attainment of the performance metrics. This amount assumes that all performance metrics are met over the applicable performance period and that each of the named executive officers would receive the target number of units. Accordingly, this amount includes the value at December 31, 2018 of the actual number of units earned under the 2016-2018 award, 2/3 of the target units under the 2017-2019 award and 1/3 of the target units under the 2018-2020 award, plus the value of distribution equivalents accrued on those units through the assumed termination date, for each of the named executive officers as follows: Mr. Zimmerman - 12,905 units (2016-2018 award), 11,833 units (2017-2019 award) and 7,140 units (2018-2020 award); Mr. Witherow - 9,730 units (2016-2018 award), 6,947 units (2017-2019 award) and 3,141 units (2018-2020 award); Mr. Fisher - 3,428 units (2018-2020 award); Mr. Milkie - 4,313 units (2016-2018 award), 4,191 units (2017-2019 award) and 2,046 units (2018-2020 award); and Ms. Semmelroth - 4,068 units (2016-2018 award), 3,451 units (2017-2019 award) and 1,590 units (2018-2020 award). The total units under the 2017-2019 and 2018-2020 performance unit awards that would be payable, however, could be higher or lower as a result of performance actually attained. Additionally, as each of the named executive officers would not receive any payments until the scheduled payment dates in 2020 and 2021, respectively, for the 2017-2019 and 2018-2020 performance unit awards, the value of the units would depend on the unit price as of the later applicable payment dates and on the value of future distributions made prior to the payment dates.

(7)	Total value could be higher or lower depending upon the factors described in footnotes 4, 5, and 6.

CEDAR FAIR, L.P. | 2019 Proxy Statement / 57

DIRECTOR COMPENSATION

The Compensation Committee of the Board of Directors recommends the fees paid to Directors and Board Committee members for services in those capacities. The schedule of fees for 2019 is as follows:

1.

For service as a member of the Board, a retainer of $70,000 per annum, payable in cash quarterly, plus $1,500 payable in cash for attendance at each meeting of the Board after the 20th Board meeting, plus $130,000 per annum to be paid in cash, limited partnership units, adjusted for fractional units as needed, or a combination of both;

2.	For service as a Board Committee member, $5,000 per annum (excluding Committee Chairman); and

3.

For service as Lead Director, a fee of $50,000 per annum; for service as Chairman of the Audit Committee of the Board, a fee of $20,000 per annum; for service as the Chairman of the Compensation Committee, a fee of $15,000 per annum; and for service as the Chairman of the Nominating and Corporate Governance Committee, a fee of $12,000 per annum.

These fees are payable only to non-management Directors. Management Directors receive no additional compensation for service as a Director. All Directors receive reimbursement from the Partnership for reasonable expenses incurred in connection with service in that capacity. Additionally, all Directors are to accumulate units equal to four times the annual cash retainer within four years of becoming a Director (for future Board members). The directors have the option to elect to defer some or all of their annual equity payment. The deferred units accrue distribution equivalents and are paid out in a lump sum in units, or a combination of cash and units, upon the director’s departure from the Board.

58 / 2019 Proxy Statement | CEDAR FAIR, L.P.

Director Compensation for 2018

The table that follows summarizes the compensation paid by the Partnership to non-employee Directors for the fiscal year ended December 31, 2018. The schedule of fees for 2018 was as follows:

1.

For service as a member of the Board, a retainer of $70,000 per annum, payable in cash quarterly, plus $1,500 payable in cash for attendance at each meeting of the Board after the 20th Board meeting, plus $130,000 per annum to be paid in cash, limited partnership units, adjusted for fractional units as needed, or a combination of both;

2.	For service as a Board Committee member, $5,000 per annum (excluding Committee Chairman); and

3.

For service as Lead Director, a fee of $50,000 per annum; for service as Chairman of the Audit Committee of the Board, a fee of $20,000 per annum; for service as the Chairman of the Compensation Committee, a fee of $15,000 per annum; and for service as the Chairman of the Nominating and Corporate Governance Committee, a fee of $12,000 per annum.

These fees are payable only to non-management Directors. Management Directors receive no additional compensation for service as a Director. All Directors receive reimbursement from the Partnership for reasonable expenses incurred in connection with service in that capacity.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Name (1)	Fees Earned or Paid in Cash ($)	Unit Awards ($) (3)	Option Awards ($) (4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Eric L. Affeldt	$202,788	—	—	—	—	—	$202,788

Gina D. France	$225,000	—	—	—	—	—	$225,000

Daniel J. Hanrahan	$82,789	$129,980	—	—	—	—	$212,769

Tom Klein (2)	$79,423	$129,980	—	—	—	—	$209,403

D. Scott Olivet	$75,000	$129,980	—	—	—	—	$204,980

John M. Scott, III	$208,096	—	—	—	—	—	$208,096

Lauri M. Shanahan	$208,904	—	—	—	—	—	$208,904

Debra Smithart-Oglesby	$120,020	$129,980	—	—	—	—	$250,000

(1)

Matthew A. Ouimet is not included in this table as he was an executive officer of the Partnership in 2018 and not a named executive officer, and he did not receive any additional compensation for his service as a Director.

(2)	Tom Klein resigned in April 2019 following seven years of service to the Partnership. Richard A. Zimmerman has been appointed for the remainder of Mr. Klein’s term.

(3)

The amounts in column (c) reflect the grant date fair value computed in accordance with FASB ASC Topic 718 of deferred units awarded to Messrs. Hanrahan, Klein and Olivet, and the units awarded to Ms. Smithart-Oglesby in 2018. For 2018, Messrs. Hanrahan, Klein, and Olivet each received their annual equity payment in the form of 2,748 deferred units and Ms. Smithart-Oglesby received her annual equity payment in the form of 2,748 units. As of December 31, 2018, Mr. Hanrahan had 12,784 deferred units outstanding, Mr. Klein had 9,795 deferred units outstanding, Mr. Olivet had 10,822 deferred units outstanding, Ms. Smithart-Oglesby had 4,052 deferred units outstanding, Mr. Scott had 10,036 deferred units outstanding and Ms. Shanahan had 8,074 deferred units outstanding.

(4)	As of December 31, 2018, no non-employee Director had any options outstanding.

CEDAR FAIR, L.P. | 2019 Proxy Statement / 59

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Partnership’s proxy statement and the Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

Daniel J. Hanrahan, Chair

John M. Scott, III

Debra Smithart-Oglesby

60 / 2019 Proxy Statement | CEDAR FAIR, L.P.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth the number of Partnership units beneficially owned by each of the Partnership’s Directors, each of the Board’s nominees for election at the annual meeting, each of the named executive officers, and all current Directors and executive officers as a group as of April 8, 2019, and by each person known by the Partnership to own 5% or more of its units.

Directors, Board Nominees and Executive Officers

	Amount and Nature of Beneficial Ownership

Name of Beneficial Owner	Beneficial Ownership (1)		Voting Power (1)		Investment Power		Percentage of Units (2)
			Sole	Shared	Sole	Shared

Richard A. Zimmerman	202,026	(3)	202,026	—	172,639	—	*

Brian C. Witherow	157,881	(4)	155,828	2,053	142,718	2,053	*

Tim V. Fisher	14,155	(5)	14,155	—	1,152	—	*

Duffield E. Milkie	76,642	(6)	76,361	281	67,920	281	*

Kelley S. Semmelroth	53,834	(7)	53,834	—	47,216	—	*

Eric L. Affeldt	9,200		9,200	—	9,200	—	*

Gina D. France	10,525		10,525	—	10,525	—	*

Daniel J. Hanrahan	31,649	(8)	31,649	—	31,649	—	*

D. Scott Olivet	13,531	(8)	13,531	—	13,531	—	*

Matthew A. Ouimet	507,643	(9)	507,643	—	467,448	—	*

Carlos A. Ruisanchez	—		—	—	—	—	*

John M. Scott, III	16,481	(8)	14,741	1,740	14,741	1,740	*

Lauri M. Shanahan	11,785	(8)	11,785	—	11,785	—	*

Debra Smithart-Oglesby	24,767	(8)	24,767	—	24,767	—	*

All Directors and executive officers as a group (17 individuals) (10)	1,232,902		1,228,828	4,074	1,110,707	4,074	2.2%

*	Less than one percent of outstanding units.

(1)

Includes restricted units over which there is voting power, but no investment power, as follows: Mr. Zimmerman, 29,387; Mr. Witherow, 13,110; Mr. Fisher, 13,003; Mr. Milkie, 8,441; Ms. Semmelroth, 6,618; Mr. Ouimet, 40,195; and all executive officers and directors as a group (17 individuals) 118,121.

(2)

Each beneficial owner’s ownership percentage has been calculated assuming full exercise of outstanding options to purchase units, if any, exercisable by such owner within 60 days after April 8, 2019, as well as any deferred units the beneficial owner has the right to acquire within 60 days after April 8, 2019, but no exercise of outstanding options covering units held by any other person. The ownership percentage of the Directors and executive officers as a group has been calculated assuming full exercise of outstanding options that the Directors and executive officers as a group have the right to exercise as well as any deferred units that the Directors and executive officers as a group have a right to acquire, within 60 days after April 8, 2019, but no exercise of outstanding options covering units held by anyone outside that group.

(3)

Consists of 172,639 units as to which Mr. Zimmerman has sole voting and investment power (which includes 139,710 units directly owned by Mr. Zimmerman as of April 8, 2019 and 32,929 units that Mr. Zimmerman has the right to acquire within 60 days of April 8, 2019 through the exercise of options) and the restricted units referenced in footnote 1.

CEDAR FAIR, L.P. | 2019 Proxy Statement / 61

(4)

Consists of 142,718 units as to which Mr. Witherow has sole voting and investment power (which includes 97,840 units directly owned by Mr. Witherow as of April 8, 2019 and 44,878 units that Mr. Witherow has the right to acquire within 60 days of April 8, 2019 through the exercise of options) and the restricted units referenced in footnote 1; and 2,053 units for which he has shared voting and investment power.

(5)	Consists of 1,152 units as to which Mr. Fisher has sole voting and investment power which are directly owned by Mr. Fisher as of April 8, 2019 and the restricted units referenced in footnote 1.

(6)

Consists of 67,920 units as to which Mr. Milkie has sole voting and investment power (which includes 49,816 units directly owned by Mr. Milkie as of April 8, 2019 and 18,104 units that Mr. Milkie has the right to acquire within 60 days of April 8, 2019 through the exercise of options) and the restricted units referenced in footnote 1; and 281 units for which he has shared voting and investment power.

(7)

Consists of 47,216 units as to which Ms. Semmelroth has sole voting and investment power (which includes 33,273 units directly owned by Ms. Semmelroth as of April 8, 2019 and 13,943 that Ms. Semmelroth has the right to acquire within 60 days of April 8, 2019 through the exercise of options) and the restricted units referenced in footnote 1.

(8)

Includes units which such Directors have the vested right to acquire (within 60 days of April 8, 2019) through the conversion of deferred units under the Director equity deferred compensation program upon termination of a service as a Director of Cedar Fair: Mr. Hanrahan, 13,001 units; Mr. Olivet, 11,005 units; Mr. Scott, III, 10,206 units; Ms. Shanahan, 8,211 units; and Ms. Smithart-Oglesby, 4,121 units.

(9)

Consists of 467,448 units as to which Mr. Ouimet has sole voting and investment power (which includes 258,569 units directly owned by Mr. Ouimet as of April 8, 2019 and 208,879 units that Mr. Ouimet has the right to acquire within 60 days of April 8, 2019 through the exercise of options) and the restricted units referenced in footnote 1.

(10)

The unit amounts listed include a total of 365,277 units of limited partner interest which all current directors and executive officers as a group have vested options or deferred equity compensation with the right to acquire within 60 days from April 8, 2019.

5% or Greater Unitholders

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Units

Neuberger Berman Group LLC Neuberger Berman Investment Advisers LLC 1290 Avenue of the Americas New York, NY 10104	5,008,876	(1)	8.9%

Janus Henderson Group plc 201 Bishopsgate EC2M 3AE United Kingdom	4,523,296	(2)	8.0%

FMR LLC 245 Summer Street Boston, MA 02210	3,135,955	(3)	5.5%

(1)

Based upon a Schedule 13G/A filing by Neuberger Berman Group LLC and Neuberger Berman Investment Advisers LLC (collectively, “NB”) on February 13, 2019. On the Schedule 13G/A, NB reported shared voting power over 4,830,853 units and reported shared dispositive power over and aggregate beneficial ownership of 5,008,876 units.

(2)

Based upon a Schedule 13G filing by Janus Henderson Group plc (“Janus”) on February 12, 2019. On the Schedule 13G, Janus reported shared voting power, shared dispositive power and aggregate beneficial ownership of 4,523,296 units.

(3)	Based upon a Schedule 13G/A filing by FMR LLC on February 13, 2019. On the Schedule 13G/A, FMR LLC reported sole dispositive power over and aggregate beneficial ownership of 3,135,955 units.

62 / 2019 Proxy Statement | CEDAR FAIR, L.P.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

There were no transactions that must be disclosed between the Partnership and our officers, directors, Board nominees for election or any person related to our officers or directors or Board nominees for election, or with any holder of more than 5% of the outstanding units or any person related to such unitholder, during 2018 and through the date of this proxy statement.

The Board’s Corporate Governance Guidelines include policies and procedures for the review and approval of interested transactions, which are defined as transactions in which CFMI or the Partnership participate and any executive officer, director, director nominee, beneficial owner of more than 5% of the Partnership’s units, or immediate family member of any of the foregoing, has a direct or indirect material interest. The definition of interested transactions is intended to cover the types of transactions subject to Regulation S-K Item 404 and excludes certain types of transactions consistent with that regulation. The policy generally presumes a related party’s interest to be material unless clearly incidental in nature or determined in accordance with the policy to be immaterial in nature.

Each executive officer, director and director nominee is required to notify the Chair of the Nominating and Corporate Governance Committee of his or her intention to enter into, or to cause CFMI or the Partnership to enter into, an interested transaction. The Committee reviews the material facts of all interested transactions requiring its approval, and the disinterested members of the Committee either approve or disapprove the entry into the interested transaction. The policy also provides a mechanism for Committee review and ratification or modification of any interested transactions as to which advance approval is not feasible or that were entered into in error. In determining whether to approve or ratify a transaction, the Committee considers whether or not the transaction is in, or not inconsistent with, the best interests of the Partnership, taking into account the following (among other factors it considers appropriate): (i) the position within or relationship of the related party with the Partnership or CMFI, (ii) the extent of the related party’s interest in the transaction, (iii) the business purpose for and reasonableness of the transaction, including available alternatives for achieving the business purpose, (iv) whether the terms of the transaction are comparable to those that could be negotiated with an unrelated third party, (v) whether the transaction impacts the independence or objectivity of the director or executive officer, and (vi) whether the transaction creates the perception of impropriety. Authority is delegated under the policy to the Chair of the Nominating and Corporate Governance Committee to pre-approve or ratify any interested transactions that do not involve a director and that are expected to involve less than $120,000, subject to subsequent review by the Committee. No director is allowed to participate in any discussion or approval of an interested transaction for which he or she is a related party, except for providing material information as to the transaction and for counting to determine the presence of a quorum to act on the transaction. An ad hoc committee of at least two independent directors may be designated by the Board where less than two members of the Committee would be available to review an interested transaction involving a member of a Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires officers, Directors, and persons who own more than ten percent (10%) of a registered class of Partnership units, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, Directors and greater than ten percent unitholders are required by SEC regulation to furnish the Partnership with copies of all Section 16(a) forms they file.

Based solely on a review of Forms 3, 4 and 5 (including amendments to such forms) furnished to the Partnership during and with respect to 2018, no Director, officer, or beneficial owner of more than ten percent of the Partnership’s outstanding units failed to file on a timely basis reports required by Section 16(a) of the Exchange Act during 2018.

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REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee of the Board of Directors of Cedar Fair Management, Inc. oversees the Partnership’s financial reporting process. Management has the primary responsibility for the consolidated financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. The independent auditors are responsible for auditing these financial statements and expressing an opinion as to their conformity to GAAP, and for auditing the Partnership’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and review these processes, acting in an oversight capacity.

In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited financial statements and internal controls for 2018 contained in the Partnership’s Annual Report on Form 10-K with management and representatives of Deloitte & Touche LLP, including a discussion of the quality, not just the acceptability, of the Partnership’s accounting principles; the reasonableness of significant judgments; and such other matters as are required to be discussed with the independent auditor by the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), including PCAOB Auditing Standard No. 1301, “Communications With Audit Committees,” the rules of the Securities and Exchange Commission, and other applicable regulations. In addition, the Committee has discussed with the independent auditor the firm’s independence from management and the Partnership, including the matters in the letter received from the firm required by PCAOB Rule 3526, “Communication with Audit Committees Concerning Independence,” and considered the compatibility of non-audit services with the independent auditor’s independence.

The Committee met seven times during fiscal 2018. The meetings of the Committee are designed to facilitate and encourage communication among the Committee, the Partnership, the Partnership’s internal audit function and the Partnership’s independent auditor. The Committee discussed with the Partnership’s internal auditors and independent auditor the overall scope and plans for their respective audits. The Committee meets with the internal auditors and the independent auditor, with and without management present, to discuss the results of their examinations; their evaluations of the Partnership’s internal control, including internal control over financial reporting; and the overall quality of the Partnership’s financial reporting.

The Audit Committee recognizes the importance of maintaining the independence of the Partnership’s independent auditor, both in fact and appearance. Each year, the Committee evaluates the qualifications, performance and independence of the Partnership’s independent auditor and determines whether to re-engage the current independent auditor. In doing so, the Audit Committee considers the quality and efficiency of the services provided by the auditors, the auditors’ capabilities and the auditors’ technical expertise and knowledge of the Partnership’s operations and industry. Based on this evaluation, the Audit Committee has retained Deloitte & Touche LLP as the Partnership’s independent auditor for 2019. The members of the Audit Committee and the Board believe that, due to Deloitte & Touche LLP’s knowledge of the Partnership and of the industries in which it operates, it is in the best interests of the Partnership and its unitholders to continue retention of Deloitte & Touche LLP to serve as the Partnership’s independent auditor. Although the Audit Committee has the sole authority to appoint the independent auditors, the Audit Committee will continue to recommend that the Board ask the unitholders, at the Annual Meeting, to ratify the appointment of the independent auditors.

Based on the above reviews and discussions, the Committee recommended to the Board of Directors that the audited financial statements be included in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2018 for filing with the Securities and Exchange Commission. The Board of Directors approved the recommendation.

Gina D. France, Chair

Eric L. Affeldt

D. Scott Olivet

Debra Smithart-Oglesby

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INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM SERVICES AND FEES

The aggregate fees billed or expected to be billed for the audit and non-audit services provided to us by our principal accountant during the last two fiscal years are set forth below.

Type of Fees	2018	2017

Audit Fees	$1,163,447	$1,174,040

Audit-Related Fees	94,540	77,046

Tax Fees	382,439	349,148

All Other Fees	—	—

Total	$1,640,426	$1,600,234

Audit Fees consist of fees billed or expected to be billed to Deloitte for professional services rendered for the 2018 and 2017 audits of the annual financial statements and internal control over financial reporting, the review of the financial statements included in Forms 10-Q, and other services in connection with statutory and regulatory filings.

Audit-Related Fees consist of fees billed or expected to be billed to Deloitte that principally include due diligence, assurance services that are reasonably related to the performance of the audit or review of the Partnership’s financial statements and other attestation services or consultations that are not reported under audit fees.

Tax fees consist of fees billed or expected to be billed to Deloitte for services related to tax compliance ($237,362 and $264,908 for 2018 and 2017, respectively) and tax planning ($145,077 and $84,240 for 2018 and 2017, respectively).

There are no other fees for professional services rendered by Deloitte that do not fit within the above category descriptions.

The Audit Committee reviews and pre-approves each audit and non-audit service engagement with the Partnership’s independent auditors.

EXPENSES OF SOLICITATION OF PROXIES

The Partnership has sent you this proxy and will pay the cost of soliciting the proxies from unitholders. Proxies may be solicited personally, by mail, by telephone, by email, by fax, by press release, by press interview or via the Internet. In addition, arrangements have been or will be made with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to beneficial owners of the units, and the Partnership, upon request, will reimburse the brokerage houses and custodians for their reasonable expenses in so doing. The Partnership has retained Morrow Sodali LLC to aid in the solicitation of proxies and to verify certain records related to the solicitation. Morrow Sodali LLC will receive a fee of between $5,000 and $10,000 as compensation for its services plus reimbursement for its related out-of-pocket expenses. CFMI, its directors and certain of its officers and employees also may solicit the vote of unitholders. These persons will receive no additional compensation for their assistance in soliciting proxies.

UNITHOLDER PROPOSALS AND NOMINATIONS FOR THE 2020 ANNUAL MEETING

Any unitholder who wishes to present a proposal other than a nomination at the 2020 annual meeting and to have the proposal considered for inclusion in the Partnership’s proxy statement and form of proxy for that meeting pursuant to SEC Rule 14a-8 must deliver the proposal to the Partnership at its principal executive offices not later than December 27, 2019. Any unitholder who wishes to present such a proposal at the 2020 annual meeting other than for inclusion in the Partnership’s proxy statement and form of proxy must deliver the proposal to the Partnership at its executive offices not later than March 11, 2020 or such proposal will be untimely. If a unitholder fails to submit the proposal by March 11, 2020, the appointed proxies may exercise discretionary voting authority on the proposal.

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Any limited partner of record may nominate one or more persons for election or reelection to the Board at an annual meeting of limited partners in accordance with our Partnership Agreement if they meet and comply with the notice, procedural, informational, and other requirements of the Partnership Agreement. Limited partners must give timely notice in writing to the secretary of the Partnership of any such nominations. To be timely, a unitholder’s notice must be delivered to or received by the Partnership not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting of unitholders. However, if the annual meeting is advanced more than 30 days prior to the anniversary or delayed more than 60 days after such anniversary, then to be timely such notice must be received by the Partnership no later than the later of 70 days prior to the date of the annual meeting or the 10th day following the day on which public announcement of the date of the annual meeting was made. In order for a unitholder’s notice to be proper, such notice must include all the necessary information prescribed in the Partnership Agreement and the nominating person and the unitholder-nominated director candidate must provide and timely supplement certain relevant background, biographical, security ownership and other information. In addition, the nominating person must be entitled to vote at and hold units as of the annual meeting. The Partnership and General Partner are not required to include in its proxy materials any person nominated by a unitholder. If the 2020 annual meeting is held no earlier than May 6, 2020 and no later than August 4, 2020, any nominations will need to be delivered or received no earlier than March 7, 2020 and no later than April 6, 2020 in order to be timely.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some broker, bank and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that, if you are a beneficial owner of units, only one copy of the Partnership’s proxy statement and annual report may have been sent to multiple unitholders in your household unless your nominee has received contrary instructions. We will promptly deliver a separate copy of the documents to you if you write or call us at the following address or phone number: Cedar Fair, L.P., One Cedar Point Drive, Sandusky, Ohio 44870, telephone (419) 627-2233, Attention: Investor Relations. Beneficial owners who want to receive separate copies of the proxy statement and annual report in the future, or who are receiving multiple copies and would like to receive only one copy for their households, should contact their broker, bank or other nominee record holder.

FORWARD-LOOKING STATEMENTS

Some of the statements contained in this report that are not historical in nature are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements as to our expectations, beliefs and strategies regarding the future. These forward-looking statements may involve risks and uncertainties that are difficult to predict, may be beyond our control and could cause actual results to differ materially from those described in such statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Important factors, including those listed under Item 1A in the Partnership’s Form 10-K, could adversely affect our future financial performance and cause actual results, or our beliefs or strategies, to differ materially from our expectations. We do not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the filing date of the document.

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CEDAR FAIR, L.P.
ANNUAL MEETING OF LIMITED PARTNERS, JUNE 5, 2019
This Proxy is Solicited on Behalf of the Board of Directors of Cedar Fair, L.P.’s General Partner, Cedar Fair Management, Inc.

The undersigned hereby appoints Richard A. Zimmerman and Brian C. Witherow and each of them jointly and severally, Proxies with full power of substitution, to vote as designated on the reverse side, all Limited Partnership Units of Cedar Fair, L.P. held of record by the undersigned on April 8, 2019, at the Annual Meeting of Limited Partners to be held on June 5, 2019, or any adjournment or postponement thereof.

THE BOARD OF DIRECTORS OF THE GENERAL PARTNER RECOMMENDS A VOTE FOR THE ELECTION OF D. SCOTT OLIVET, CARLOS A. RUISANCHEZ AND JOHN M. SCOTT, Ill TO THE BOARD OF DIRECTORS, FOR THE PROPOSAL TO CONFIRM THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AND FOR THE PROPOSAL TO APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS. THE LIMITED PARTNERSHIP UNITS REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. IF NO DIRECTION IS GIVEN IN THE SPACE PROVIDED ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF D. SCOTT OLIVET, CARLOS A. RUISANCHEZ AND JOHN M. SCOTT, Ill, AND FOR PROPOSALS 2 AND 3. IF ANY OF THE BOARD’S NOMINEES ARE UNABLE OR UNWILLING TO SERVE AS A DIRECTOR AT THE TIME OF THE ANNUAL MEETING, THE PROXIES MAY USE THIS PROXY TO VOTE FOR A REPLACEMENT NOMINEE RECOMMENDED BY THE BOARD, WHETHER OR NOT ANY OTHER NOMINATIONS ARE PROPERLY MADE AT THE MEETING.

(Continued and to be signed on the reverse side)

SEE REVERSE SIDE

~ TO VOTE BY MAIL, PLEASE DETACH HERE ~

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The proxy statement and annual report are available free of charge at https://ir.cedarfair.com/overview/proxy

The Board of Directors recommends a vote FOR D. Scott Olivet, Carlos A. Ruisanchez and John M. Scott, Ill and FOR Proposals 2 and 3.	Please mark vote as indicated in this example	☒

1. Elect three (3) class I directors of the general partner to serve for a three-year term expiring in 2022 from those nominees nominated in accordance with our partnership agreement:
Board’s Nominees:	01. D. Scott Olivet
02. Carlos A. Ruisanchez
03. John M. Scott. Ill

FOR ALL OF THE BOARD’S NOMINEES	WITHHOLD AUTHORITY FOR ALL OF THE BOARD’S NOMINEES	*FOR ALL EXCEPT (See instructions)
☐	☐	☐

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “For All Except” box to the right and write that nominee’s name in the space provided below.)

*For All Except

	FOR	AGAINST	ABSTAIN
2. Confirm the appointment of Deloitte & Touche LLP as our independent registered public accounting firm;	☐	☐	☐

	FOR	AGAINST	ABSTAIN
3. Approve, on an advisory basis, the compensation of our named executive officers;	☐	☐	☐

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed. If no direction is made, this proxy will be voted as the Board recommends.

Date:	, 2019

Signature (Please sign exactly as your name appears to the left)

Additional Signature (if held jointly)

Title of Authority

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

PLEASE SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

~ TO VOTE BY MAIL, PLEASE DETACH HERE ~

Your telephone or internet proxy authorizes the named Proxies to vote your units in the same manner as if you marked, signed and returned your proxy card.

AUTHORIZE YOUR PROXY BY PHONE: You will be asked to enter a CONTROL NUMBER which is located in the lower right hand corner of this form.

OPTION A:	You are encouraged to review each proposal and select a voting choice before you submit your proxy. Please press 0 in order to vote on each proposal separately.

OPTION B:

If you prefer not to select a voting choice with respect to each proposal you may press 1 to submit a proxy. If you select this option, your units will be voted in accordance with the recommendations made by the Board of Directors.

AUTHORIZE YOUR PROXY BY INTERNET: THE WEB ADDRESS IS www.proxyvoting.com/FUN

IF YOU AUTHORIZE YOUR PROXY BY PHONE OR INTERNET YOU NEED NOT MAIL THE PROXY CARD.

Call « « Toll Free « « On a Touch-Telephone 1-877-291-2190 There is NO CHARGE to you for this call

Internet and Telephone voting is available through 11:59 PM Eastern Time on June 4, 2019	CONTROL NUMBER for Telephone/Internet Proxy Authorization